Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ORGANOGENESIS INC.

PRIME MERGER SUB, LLC,

NUTECH MEDICAL, INC.,

HOWARD P. WALTHALL, JR.,

GREGORY J. YAGER,

KENNETH L. HORTON

AND

KENNETH L. HORTON, AS REPRESENTATIVE

MARCH 18, 2017

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES.  THIS DOCUMENT IS NOT INTENDED TO CREATE NOR WILL IT BE DEEMED TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED TO AND EXECUTED BY THE PARTIES.

5.5	No Subsidiaries	13
5.6	No Violation; Consents and Approvals	13
5.7	Financial Statements	13
5.8	Absence of Certain Developments	14
5.9	Litigation	16
5.10	Environmental Matters	16
5.11	Sufficiency of and Title to Assets	17
5.12	Compliance with Laws; Permits	18
5.13	Employees; Labor and Employment Matters	18
5.14	Employee Benefit Plans	20
5.15	Tax Matters	21
5.16	Insurance	23
5.17	Accounts Receivable	23
5.18	Affiliated Transactions	23
5.19	Material Contracts	24
5.20	Intellectual Property	26
5.21	Customers	28
5.22	No Brokers	28
5.23	Vendors	28
5.24	Powers of Attorney	29
5.25	Bank Accounts	29
5.26	Books and Records	29
5.27	Other Regulatory Matters	29
5.28	Health Care Law Matters	31
5.29	Certain Payments	33
5.30	Takeover Statutes	33
5.31	Full Disclosure	34

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANY PAYEES		34

6.1	Organization and Authority of the Shareholder	34
6.2	Stock Ownership	34
6.3	No Conflicts; Consents	34
6.4	Investment Representations	34
6.5	Brokers	36

ARTICLE VII PRE-CLOSING COVENANTS		36

7.1	Further Assurances; Closing Conditions	36
7.2	Notices and Consents	36
7.3	Conduct of the Business	36
7.4	Access to Information	37
7.5	Exclusivity	37
7.6	Confidentiality	38

ARTICLE VIII POST-CLOSING COVENANTS		38

8.1	Further Assurances	38

8.2	Release	39
8.3	Registration Rights	39
8.4	Noncompetition/Non Solicitation	39

ARTICLE IX TAX COVENANTS		40

9.1	Responsibility for Filing Tax Returns	40
9.2	Tax Sharing Agreements	41
9.3	Transfer Taxes	41
9.4	Cooperation on Tax Matters	41
9.5	Reorganization Tax Treatment	41
9.6	Tax Claims	41

ARTICLE X CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUB		42

10.1	Accuracy of Representations and Warranties	42
10.2	Compliance with Obligations	42
10.3	No Adverse Proceeding	42
10.4	Payoff Letters	42
10.5	No Material Adverse Effect	42
10.6	Consents and Approvals	42
10.7	Shareholder Consent	42
10.8	Employment Agreement and Offer Letters	42
10.9	Simple IRA Plan Termination	43
10.10	Transition Services Agreement	43
10.11	Termination of Employment Agreements	43
10.12	Release of Investment Bank	43
10.13	NuTech Co-Existence and License Agreement	43
10.14	Asset Transfer Agreement	43

ARTICLE XI CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER		43

11.1	Accuracy of Representations and Warranties	43
11.2	Compliance with Obligations	44
11.3	No Adverse Proceeding	44
11.4	No Buyer Material Adverse Effect	44
11.5	Subordination Agreements	44

ARTICLE XII SURVIVAL; INDEMNIFICATION		44

12.1	Survival of Representations, Warranties and Covenants	44
12.2	Indemnification Provisions for Benefit of Buyer	45
12.3	Indemnification Provisions for Benefit of the Shareholder and each Company Payee	46
12.4	Matters Involving Third Parties	47
12.5	Non-Third Party Matters	48
12.6	Determination of Losses	48
12.7	Exclusive Remedy	48
12.8	Satisfaction of Losses	49

12.9	Effect of Investigation	50
12.10	Other Indemnification Matters	50

ARTICLE XIII PUT RIGHT; CALL RIGHT		50

13.1	Grant of Put Right	50
13.2	Grant of Call Right	51

ARTICLE XIV DEFINITIONS		52

14.1	Defined Terms	52

ARTICLE XV TERMINATION; LIABILITY		66

15.1	Termination	66
15.2	Effect of Termination; Exclusive Remedy	67

ARTICLE XVI GENERAL PROVISIONS		68

16.1	Notices	68
16.2	Entire Agreement	69
16.3	Expenses	69
16.4	Amendment; Waiver	69
16.5	Binding Effect; Assignment	70
16.6	Counterparts	70
16.7	Interpretation; Schedules	70
16.8	Governing Law; Interpretation	70
16.9	Forum Selection and Consent to Jurisdiction	70
16.10	Specific Performance	71
16.11	Time	71
16.12	Publicity	71
16.13	Designation of the Representative	71

EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Articles of Merger
Exhibit C	Shareholder Consent
Exhibit D	Employment Agreement (H. Walthall)
Exhibit E	Transition Services Agreement
Exhibit F	NuTech Co-Existence and License Agreement
Exhibit G	Asset Transfer Agreement
Exhibit H	Form of Subordination Agreement
Exhibit I	Stock Transfer Power

Appendix I	Merger Consideration Payment Schedule

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 18, 2017, by and among Organogenesis Inc., a Delaware corporation (“Buyer”), Prime Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer (“Merger Sub”), Nutech Medical, Inc., an Alabama corporation (the “Company”), Howard P. Walthall, Jr., Gregory J. Yager, Kenneth L. Horton, the sole shareholder of the Company (the “Shareholder”), and Kenneth L. Horton, as the Representative.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 14.1 of this Agreement.  Buyer, Merger Sub, the Company, the Shareholder, the Company Payees (as defined below) and the Representative are referred to herein collectively as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, Buyer desires to acquire all of the outstanding shares of capital stock of the Company (the “Capital Stock”) for cash and shares of common stock of Buyer, and the Parties desire to merge the Company with and into Merger Sub with Merger Sub as the surviving entity (the “Merger”);

WHEREAS, the sole member and manager of Merger Sub and the board of directors of the Company have adopted and approved the Merger and deemed it advisable and in each of the best interests of their respective member(s) and stockholders, have recommended the Agreement and the Merger to their respective member and stockholders and have directed that this Agreement be submitted to their respective member and stockholders for adoption and approval in accordance with the Delaware General Corporation Law (the “DGCL”) and the Alabama Business and Nonprofit Entities Code (the “ABNC”), respectively; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that Buyer, the Company and the Shareholder will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
MERGER CONSIDERATION

1.1                               Aggregate Consideration.  The aggregate consideration for all of the Capital Stock of the Company shall be as follows (subject to adjustment as set forth herein) (the “Merger Consideration”): (i) $20,000,000.00 payable in cash (the “Cash Consideration”), of which (a) $12,000,000.00 shall be paid at the Closing (the “Closing Cash Consideration”), (b) $1,000,000.00 shall be paid on each quarterly anniversary of the Closing Date for the first four quarters following the Closing (the “Quarterly Cash Consideration”) and (c) $4,000,000.00 shall be paid on the fifteen-month anniversary of the Closing Date (the “15-Month Cash Consideration” and together with the Quarterly Cash Consideration, the “Post-Closing Cash Consideration”); (ii) an amount of simple interest on the unpaid Post-Closing Cash Consideration from the Closing Date until the fifteen-month anniversary of the Closing Date, at a rate of six percent (6%) per annum, such interest payable in a lump sum on the fifteen-month anniversary of the Closing Date (the “Interest Payment”); and (iii) 1,794,455 shares of Buyer Common Stock (the “Equity Consideration”), of which (x) 717,782 shares of Buyer Common Stock shall be issued at the Closing (the “Non-Restricted Equity Consideration”), (y) 969,005 shares of Buyer Common Stock shall be issued at the Closing but subject to forfeiture as provided in Section 3.4(c) (the “NuCel Equity Consideration”) and (z) 107,668 shares of Buyer Common Stock shall be issued at the Closing but subject to forfeiture as provided in Section 3.4(d) (the “ReNu Equity Consideration” and together with the NuCel Equity Consideration, the “Restricted Equity Consideration”).

ARTICLE II
THE MERGER

2.1                               Merger.  Subject to and upon the terms and conditions of this Agreement, the DGCL and the ABNC, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease and Merger Sub shall continue as the surviving entity.  Merger Sub, as the surviving entity in the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

2.2                               Effective Time; Closing.  At the Closing, the Company, Buyer and Merger Sub shall cause (a) a certificate of merger, in form and substance substantially similar to Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and (b) Articles of Merger in form and substance substantially similar to Exhibit B attached hereto (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Alabama.  The Merger shall become effective at such time as the Certificate of Merger and the Articles of Merger are duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Alabama, respectively, or at such other time as Buyer and the Company shall agree and shall specify in the Certificate of Merger and the Articles of Merger (the “Effective Time”).

2.3                               Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the ABNC.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.4                               Certificate of Formation.  The certificate of formation of Merger Sub in effect immediately prior to the Effective Time, as amended by the Certificate of Merger, shall become the certificate of formation of the Surviving Company until amended in accordance with applicable Law.

2.5                               Operating Agreement.  The operating agreement of Merger Sub in effect immediately prior to the Effective Time shall become the operating agreement of the Surviving Company until amended in accordance with the terms thereof and applicable Law.

2.6                               Sole Member and Officers.  From and after the Effective Time, the sole member of Merger Sub at the Effective Time shall be the sole member of the Surviving Company, and the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company.

2.7                               Conversion of Securities.  On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the following shall occur:

(a)                                 Common Stock.  All of the shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time, and all of which are held by the Shareholder, shall be cancelled and extinguished and converted into the right to receive the Merger Consideration pursuant to the terms of this Agreement and subject to adjustment as provided herein.

(b)                                 Company Payees. The Stock Appreciation Rights Agreements with Gregory J. Yager and Howard P. Walthall Jr. (each, a “Company Payee”) shall, to the extent not vested, become fully vested and such Stock Appreciation Rights Agreements shall immediately thereafter be canceled without any action on the part of any holder (or beneficiary) thereof in consideration for the right to receive the consideration set forth on the Merger Consideration Payment Schedule attached hereto as Appendix I (the “Merger Consideration Payment Schedule”). All payments to the Company Payees hereunder shall be processed through the Company’s payroll and any Merger Consideration paid to the Company Payees shall be subject to withholding for Taxes due in connection with such payments.

(c)                                  Cancellation of Treasury Stock.  Each share of Common Stock held immediately prior to the Effective Time by the Company as treasury stock or held by Buyer or any of its Subsidiaries shall be cancelled and no cash or other consideration shall be paid or payable with respect thereto.

(d)                                 Merger Sub Membership Interest.  Each limited liability company membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable limited liability company membership interest of the Surviving Company.

2.8                               Shareholder Deliverables.  At or prior to the Effective Time, the Shareholder shall deliver the certificates which, immediately prior to the Effective Time, represented all issued and outstanding shares of Common Stock (the “Certificates”) to Buyer. At the Effective Time and after surrender to Buyer of the Certificates (which surrender is expected to occur immediately prior to the Effective Time), the Shareholder shall be entitled to receive the Merger Consideration as provided, and subject to adjustment as provided, herein.

2.9                               Required Withholding.  Each of Buyer and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax Law or under any other applicable Law.  To the extent such amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III
CLOSING; MERGER CONSIDERATION ADJUSTMENT

3.1                               The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by delivery of executed documentation via portable document format (“pdf”) on the second (2nd) Business Day following satisfaction or waiver of all of the closing conditions set forth in ARTICLE X and ARTICLE XI hereof (other than those conditions which by their nature are to be satisfied at the Closing) or on such other date as is mutually agreed by Buyer and the Company.  The date and time on which the Closing actually occurs is referred to herein as the “Closing Date.”

3.2                               Closing Transactions.  On the Closing Date:

(a)                                 the Company and Merger Sub shall cause: (i) the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware and (ii) the Articles of Merger to be executed and filed with the Secretary of State of the State of Alabama;

(b)                                 the Shareholder shall deliver to Buyer all of the Certificates and a completed Form W-9;

(c)                                  Buyer shall deliver to the Shareholder original stock certificates representing the Equity Consideration distributable to the Shareholder, which original stock certificates shall be issued in the name of the Shareholder;

(d)                                 Buyer shall deliver, or cause to be delivered, the Estimated Closing Cash Payment to the Shareholder and each Company Payee in the amounts set forth on the Merger Consideration Payment Schedule;

(e)                                  Buyer shall pay on behalf of the Company, the outstanding balance of any Funded Debt listed on Schedule 3.2(e), pursuant to the Payoff Letters;

(f)                                   Buyer shall pay, or cause to be paid, on behalf of the Company all Transaction Expenses that remain unpaid as of the Effective Time, in the amounts and to the persons identified by the Company prior to the Closing; provided, that the Shareholder, on behalf of the Company, shall be responsible for paying any equity component of the Transaction Expenses payable as a success fee to Alpha Investment Holdings LLC; and

(g)                                  Buyer, Merger Sub, the Company and the Shareholder shall make such other deliveries as are required by Section 3.3 hereof.

3.3                               Closing Deliveries.

(a)                                 At the Closing, the Company shall deliver to Buyer each of the following:

(i)                                     a certificate with respect to the Company dated as of the Closing Date stating that the conditions specified in Sections 10.1, 10.2 and 10.5 have been satisfied;

(ii)                                  a copy of the Company’s Articles of Incorporation, certified by the Secretary of State of Alabama and a certificate of good standing of the Company from the Secretary of State of Alabama, each dated within ten (10) days of the Closing Date;

(iii)                               copies of the resolutions or written consent duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iv)                              a copy of the Company’s by-laws with all amendments thereto;

(v)                                 the Payoff Letters;

(vi)                              written resignations from the directors and officers of the Company;

(vii)                           a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Buyer; and

(viii)                        the Shareholder Consent from the Shareholder as required by Section 10.7.

(b)                                 At the Closing, Buyer and Merger Sub shall deliver to the Shareholder:

(i)                                     certified copies of the resolutions duly adopted by the board of directors of Buyer and certified copies of the resolutions duly adopted by the sole member of Merger Sub, in each case authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(ii)                                  a certificate dated as of the Closing Date stating that the conditions specified in Sections 11.1, 11.2 and 11.4 have been satisfied.

3.4                               Post-Closing Deliveries.

(a)                                 On each of the first four quarterly anniversaries of the Closing Date following the Closing Date, Buyer shall deliver the Quarterly Cash Consideration by wire transfer of immediately available funds to the Shareholder and each Company Payee, each such payment equal to the Quarterly Cash Consideration multiplied by the applicable percentage set forth on the Merger Consideration Payment Schedule, as such amount may be adjusted pursuant to ARTICLE XII.

(b)                                 On the fifteen-month anniversary of the Closing Date, Buyer shall deliver the 15-Month Cash Consideration and the Interest Payment by wire transfer of immediately available funds to the Shareholder and each Company Payee, each such payment equal to the Quarterly Cash Consideration multiplied by the applicable percentage set forth on the Merger Consideration Payment Schedule, as such amount may be adjusted pursuant to ARTICLE XII.

(c)                                  Upon the occurrence of a NuCel Removal Event prior to the one year anniversary of the Closing Date, Buyer and the Shareholder covenant and agree to negotiate in good faith to determine a number of outstanding shares of Buyer Common Stock representing the Restricted Equity Consideration that the Shareholder shall forfeit to Buyer; provided, however, that notwithstanding anything herein to the contrary no shares of Buyer Common Stock representing NuCel Equity Consideration shall be subject to forfeiture as a result of a NuCel Removal Event after the earlier of: (i) the one year anniversary of the Closing Date and (ii) the NuCel FDA Clearance.

(d)                                 Upon the occurrence of a NuCel Removal Event prior to the one year anniversary of the Closing Date, Buyer and the Shareholder covenant and agree to negotiate in good faith to determine a number of outstanding shares of Buyer Common Stock representing the Restricted Equity Consideration that the Shareholder shall forfeit to Buyer; provided, however, that notwithstanding anything herein to the contrary no shares of Buyer Common Stock representing ReNu Equity Consideration shall be subject to forfeiture as a result of a NuCel Removal Event after the earlier of: (i) the one year anniversary of the Closing Date and (ii) the ReNu FDA Clearance.

3.5                               Working Capital, Cash, Transaction Expenses and Funded Debt Adjustment.

(a)                                 Estimated Closing Cash Payment.  Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a good faith estimate calculated as of the Closing Date (including reasonable supporting documentation as reasonably requested by Buyer) of each of the Cash Amount, the outstanding amount of all Funded Debt and the Transaction Expenses, and, based on such estimates, a calculation of the Closing Cash Payment (the “Estimated Closing Cash Payment”) payable to the Shareholder and each Company Payee at the Closing.

(b)                                 Final Calculations.

(i)                                     No later than May 3, 2017, Buyer shall prepare and deliver to the Representative a statement setting forth Buyer’s good faith estimate of (A) the Target Working Capital and (B) each of the Cash Amount, the outstanding amount of all Funded Debt, the Transaction Expenses, Working Capital, the Working Capital Surplus, if any, and the Working Capital Deficit, if any, in each case as of immediately prior to the Effective Time without giving effect to the payment of any Funded Debt or the Transaction Expenses on the Closing Date, and, based on such numbers, Buyer’s good faith calculation of the Closing Cash Payment as of the

Closing Date (the “Closing Statement”).  Upon receipt of the Closing Statement, the Representative and his accountants will be given reasonable access to the Company’s relevant books, records and work papers related to the Closing Statement during reasonable business hours for the purpose of verifying the Closing Statement; provided that such access shall be in a manner that does not reasonably interfere with the normal business operations of Buyer or the Company.  If the Representative has any objections to the Closing Statement, then the Representative shall deliver to Buyer a statement (an “Objection Statement”) setting forth in reasonable detail his disputes or objections (the “Objection Disputes”) to the Closing Statement and the Representative’s proposed resolution of each such Objection Dispute.  If an Objection Statement is not delivered to Buyer within thirty (30) days after receipt of the Closing Statement by the Representative, then the Closing Statement as originally received by the Representative shall be final, binding and non-appealable by the Parties.  If an Objection Statement is timely delivered, then Buyer and the Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the Representative and Buyer shall submit each unresolved Objection Dispute to Wolf & Company, P.C. or another independent auditor acceptable to Buyer and the Representative with expertise with transactions of this type (the “Independent Auditor”) to resolve such Objection Disputes.  The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention.  The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to the Shareholder and the Company Payees than is proposed in the Objection Statement.  Buyer, on the one hand, and the Shareholder and the Company Payees, on the other hand, shall split and pay equally all of the fees, costs and expenses of the Independent Auditor.  The final Closing Statement, however determined pursuant to this Section 3.5(b), will produce the Working Capital Surplus or Working Capital Deficit, if any, and the Cash Amount, the outstanding amount of all Funded Debt as of the close of business on the Closing Date, and the Transaction Expenses, in each case to be used to determine the final Closing Cash Payment.  The process set forth in this Section 3.5(b) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of Target Working Capital, Working Capital, the Cash Amount, the outstanding amount of all Funded Debt, or the Transaction Expenses, without prejudice to any rights or remedies of any Party against any other Party in respect of a breach of any representations or warranties contained in this Agreement; provided, however, in no event shall either of Buyer, on the one hand, or the Shareholder and Company Payees, on the other hand, be entitled to any duplicative recovery.

(ii)                                  If after the final determination pursuant to clause (i) above, the final Closing Cash Payment is greater than the Estimated Closing Cash Payment, then Buyer shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to the Shareholder and each Company Payee the difference between the final Closing Cash Payment and the Estimated Closing Cash Payment, by wire transfer of immediately available funds to the Shareholder and each Company Payee, each such payment equal to such difference multiplied by the applicable percentage set forth on the Merger Consideration Payment Schedule, less any applicable withholding.  If after the final determination pursuant to clause (i) above, the Estimated Closing Cash Payment is greater than the final Closing Cash Payment, the

Shareholder and each Company Payee shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to Buyer the difference between the Estimated Closing Cash Payment and the final Closing Cash Payment, by wire transfer of immediately available funds to Buyer, each such payment equal to such difference multiplied by the applicable percentage set forth on the Merger Consideration Payment Schedule.

(iii)                               The Shareholder, each Company Payee and Buyer agree to treat any payment made pursuant to this Section 3.5 as an adjustment to the Merger Consideration for federal, state, local and foreign Tax purposes, except as otherwise required by applicable Law.

3.6                               Preparation of Closing Statement.  The Closing Statement (and all calculations of Target Working Capital, Working Capital, the Cash Amount, Funded Debt and the Transaction Expenses) shall be prepared and calculated in accordance with the same or substantially similar accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied in preparing the Financial Statements (collectively, the “Accounting Principles”) except that the Closing Statement (and all calculations of Target Working Capital, Working Capital, the Cash Amount, Funded Debt and the Transaction Expenses) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Shareholder and the Company Payees that, as of the date hereof and as of the Closing Date:

4.1                               Corporate Status.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on its business as now being conducted and is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not have a Buyer Material Adverse Effect.

4.2                               Power and Authority.  Each of Buyer and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  All acts or proceedings required to be taken by Buyer and Merger Sub applicable to authorize the execution and delivery of this Agreement and the performance of Buyer’s and Merger Sub’s obligations hereunder have been properly taken.

4.3                               Enforceability.  This Agreement has been duly authorized, executed and delivered by each of Buyer and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, the Shareholder, and the Company Payees, this Agreement constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

4.4                               Capitalization; Stock Ownership; Equity Consideration.

(a)                                 Section 4.4 of the Buyer Disclosure Schedule sets forth (a) the number of authorized shares of each class of Buyer’s capital stock and (b) the number of issued and outstanding shares of each class of Buyer’s capital stock as of the date hereof.  All shares of Buyer’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable, have not been issued in violation of any preemptive rights and were issued in compliance with all applicable state and federal securities Laws.  Except as set forth on Section 4.4 of the Buyer Disclosure Schedule there are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, participation rights, stock appreciation rights, phantom stock rights or other agreements that require Buyer to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock).  The Buyer holds no capital stock in its treasury.  Except as set forth on Section 4.4 of the Buyer Disclosure Schedule, for the period beginning January 1, 2016 through the Closing Date, the Buyer has not issued any options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, participation rights, stock appreciation rights, phantom stock rights or other agreements that require Buyer to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock).

(b)                                 The Equity Consideration has been duly authorized and reserved for issuance to the Shareholder and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid, non-assessable, will not be issued in violation of any preemptive rights (or other similar rights) and will be free of all Liens, except Liens created or imposed by the Shareholder.  Assuming the accuracy of the representations and warranties of the Shareholder herein, the Equity Consideration will be issued in compliance with all applicable federal and state securities Laws.

(c)                                  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act is applicable to Buyer or, to Buyer’s knowledge, with respect to Buyer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act any Person listed in the first paragraph of Rule 506(d)(1), except for such an event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable.

4.5                               Subsidiaries.  Each Subsidiary of Buyer is set forth in Section 4.5 of the Buyer Disclosure Schedule and each such Subsidiary is wholly-owned, directly or indirectly, by Buyer.  Other than the Subsidiaries on Section 4.5 of the Buyer Disclosure Schedule, Buyer does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity, and has not made any investment and does not hold any interest in any other entity.  There are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, participation rights, stock appreciation rights, phantom stock rights or other agreements that require any Subsidiary of Buyer to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock).

4.6                               No Violations; Consents and Approvals.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (a) violate any provision of the Governing Documents of Buyer or Merger Sub, (b) violate any material Law applicable to, binding upon or enforceable against either Buyer or Merger Sub, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any material Contract to which either Buyer or Merger Sub is a party or bound, (d) result in the creation or imposition of any Lien upon any of the material property or material assets of Buyer or Merger Sub, or (e) other than the filing of a Certificate of Merger and the Articles of Merger with respect to the Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Alabama, respectively, require the consent or approval of any Governmental Authority.

4.7                               Financial Statements.  Attached as Section 4.7 of the Buyer Disclosure Schedule are copies of the unaudited consolidated balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows of Buyer as of and for the fiscal year ended December 31, 2016 (the “Buyer Financial Statements”).  The Buyer Financial Statements are based upon and are consistent in all material respects with the information concerning Buyer contained in Buyer’s books and records and (i) fairly present, in accordance with the past practices of Buyer, in all material respects, the financial position of Buyer at each of the balance sheet dates and the results of operations for each of the periods covered thereby, in each case in accordance with GAAP and (ii) have been prepared in accordance with GAAP as consistently applied, except that the Buyer Financial Statements do not contain footnote disclosure and other presentation items.

4.8                               Absence of Certain Developments.  Except as contemplated or permitted by this Agreement, and after giving effect to the transactions contemplated hereby, or as set forth on Section 4.8 of the Buyer Disclosure Schedule, since December 31, 2016 there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of Buyer from that reflected in the Buyer Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)                                 any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)                                  any waiver or compromise by Buyer of a valuable right or of a material debt owed to it;

(d)                                 any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Buyer, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)                                  any resignation or termination of employment of any officer of Buyer;

(f)                                   any mortgage, pledge, transfer of a security interest in, or lien, created by Buyer, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Buyer’s ownership or use of such property or assets;

(g)                                  any loans or guarantees made by Buyer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)                                 any declaration, setting aside or payment or other distribution in respect of any of Buyer’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Buyer;

(i)                                     any sale, assignment or transfer of any Buyer Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(j)                                    to Buyer’s knowledge, any other event or condition of any character, other than events affecting the economy or Buyer’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(k)                                 any arrangement or commitment by Buyer to do any of the things described in this Section 4.8.

4.9                               Litigation.  Except as set forth on Section 4.9 of the Buyer Disclosure Schedule, there are no Proceedings pending or, to Buyer’s Knowledge, expressly threatened against Buyer, or any officer, director or employee of Buyer in his or her capacity as such, at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.  Except as set forth on Section 4.9 of the Buyer Disclosure Schedule, Buyer is not subject to any outstanding (or not yet fully performed) judgment, order or decree of any Governmental Authority that relates specifically to Buyer.

4.10                        Compliance with Laws.  Buyer has complied in all material respects with all applicable Laws except for any noncompliance which would not reasonably be expected to have a Buyer Material Adverse Effect.

4.11                        Brokers.  Neither Buyer, nor Merger Sub has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Company, the Shareholder or the Company Payees may be liable.

4.12                        Rights of Registration and Voting Rights.  Buyer is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

4.13                        Full Disclosure.  No representation or warranty by Buyer and Merger Sub in this Agreement and no statement contained in the Buyer Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company, the Shareholder and each Company Payee hereby represent and warrant to Buyer and Merger Sub that, as of the date hereof and as of the Closing Date:

5.1                               Corporate Status.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Alabama.  The Company has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on its business as now being conducted.  Section 5.1 of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the where the nature of its properties and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

5.2                               Power and Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The Company’s board of directors has adopted a resolution adopting and approving this Agreement, has recommended this Agreement and the Merger to the sole shareholder of the Company and has directed that this Agreement be submitted to the sole shareholder of the Company for approval, and, except for the approval of the Shareholder in accordance with the ABNC, no other acts or proceedings are required to be taken by the Company to authorize the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder.

5.3                               Enforceability.  This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

5.4                               Capitalization; Stock Ownership.  The Shareholder is the record owner of and has good and valuable title of all of the Capital Stock, free and clear of all Liens.  The Capital Stock constitutes all of the issued and outstanding equity of the Company.  The Capital Stock has been duly authorized and validly issued and is fully paid and non-assessable, has not been issued in violation of any preemptive rights and was issued in compliance with all applicable state and federal securities Laws.  Except as set forth on Section 5.4 of the Disclosure Schedule, there are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, participation rights, stock appreciation rights, phantom stock rights or other agreements that require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock).   The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of Capital Stock.  There are no agreements relating to voting of the Company’s voting securities or restrictions on transfer of the

Company’s Capital Stock.  The Company is not in default of or in violation of its Governing Documents.

5.5                               No Subsidiaries.  The Company does not own, or have any interest in, any equity interests in any other Person.

5.6                               No Violation; Consents and Approvals.  The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, do not and will not: (a) violate any provision of the Governing Documents of the Company, (b) violate any Law applicable to, binding upon or enforceable against the Company, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract, (d) result in the creation or imposition of any Lien upon any of the property or assets of the Company or (e) other than the filing of a Certificate of Merger and the Articles of Merger with respect to the Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Alabama, respectively, require any consent or approval of any Governmental Authority.

5.7                               Financial Statements.

(a)                                 Attached as Section 5.7(a) of the Disclosure Schedule are correct and complete copies of (a) the audited consolidated balance sheet, statement of income, statement of equity and statement of cash flows of the Company as of and for the fiscal year ended December 31, 2016 (the “Year-End Financial Statements”) and (b) the balance sheet as of January 31, 2017 (the “Latest Balance Sheet”), (collectively, with the Year-End Financial Statements, the “Financial Statements”).  The Financial Statements are based upon and are consistent in all material respects with the information concerning the Company contained in the books and records of the Company and fairly present, in accordance with the past practices of the Company, in all material respects, the financial position of the Company at the balance sheet dates and the results of operations for each of the periods covered thereby and in each case have been prepared in accordance with GAAP as consistently applied, except that the Latest Balance Sheet does not reflect year-end adjustments and does not contain footnote disclosures and other presentation items.

(b)                                 The Company has no liabilities, obligations or commitments of any nature, whether or not accrued, contingent, absolute, determined, determinable, asserted or unasserted, matured or unmatured, known or unknown or otherwise except (i) as adequately accrued or reserved for on the face of the Financial Statements (or as expressly reflected in the footnotes thereto); (ii) as set forth on Section 5.7(a) of the Disclosure Schedule; (iii) for ordinary course liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and which would not, individually or in the aggregate, exceed $25,000. The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Financial Statements.

5.8                               Absence of Certain Developments.  Except as contemplated or permitted by this Agreement or as set forth on Section 5.8 of the Disclosure Schedule, since December 31, 2016:

(a)                                 the business of the Company has been conducted in all material respects in the ordinary course of business consistent with past practice;

(b)                                 a Material Adverse Effect has not occurred;

(c)                                  the Company has not sold, transferred, leased, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens) any material portion of its assets or property (tangible or intangible), taken as a whole;

(d)                                 the Company has not entered into any contract or other enforceable obligation to make an acquisition or disposition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;

(e)                                  there has not been any change in the Governing Documents of the Company;

(f)                                   the Company has not amended, terminated, cancelled or renewed any Material Contract;

(g)                                  the Company has not made, revoked or changed any Tax election or method of Tax reporting or accounting (and no election has been made or action taken to change the status of the Company as a corporation for federal, state or local income Tax purposes), entered into any closing agreement, consented to any extension of or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or settled or compromised, or consented to, any claim or assessment relating to a material Tax liability;

(h)                                 there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $25,000;

(i)                                     the Company has not: split, combined or reclassified any equity securities; declared, set aside, or paid any dividend or other distribution (whether in cash, equity or property, or any combination thereof) in respect of any equity securities; or redeemed, repurchased or otherwise acquired, or offered to redeem, repurchase or otherwise acquire any equity securities;

(j)                                    the Company has not incurred any capital expenditures or any obligations or liabilities of any capital expenditures, except in the ordinary course of business;

(k)                                 the Company has not (i) granted any bonuses outside the ordinary course of business, whether monetary or otherwise, or increased any wages, salary, severance, pension or other compensation or benefits in respect of its current or former officers or directors, (ii) changed the terms of employment for any employee or termination of any employee which has resulted, or would upon termination of employment result, in aggregate additional costs and expenses to the Company in excess of $25,000, or (iii) acted to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant or their spouses, dependents or beneficiaries;

(l)                                     the Company has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(m)                             the Company has not entered into any Contract that would constitute a Material Contract, other than in the ordinary course of business consistent with past practice;

(n)                                 the Company has not transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property, other than in the ordinary course of business consistent with past practice;

(o)                                 the Company has not hired or promoted any person as or to (as the case may be) an officer;

(p)                                 the Company has not adopted, modified or terminated any: (i) employment, severance, retention or other agreement with any current or former officer or director, (ii) employment, severance, retention or other agreement with any current or former employee who is not an officer, other than in the ordinary course of business, (iii) material Plans (other than as required by applicable Law) or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)                                 the Company has not loaned to (or forgiven any loan to), or entered into any other transaction with, the Shareholder or the Company’s current or former directors, officers or employees;

(r)                                    the Company has not entered into a new line of business or abandonment or discontinuance of existing lines of business;

(s)                                   the Company has not amended any Contract with any customer to make any material change in the commercial terms of such agreement (i.e. pricing, rebates, payment terms, etc.), other than in the ordinary course of business with respect to pricing proposals;

(t)                                    the Company has not, except for the Merger, adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(u)                                 the Company has not purchased, leased or acquired the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v)                                 the Company has not incurred, assumed or entered into any guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice; and

(w)                               the Company has not committed to do any of the foregoing.

5.9                               Litigation.  Except as set forth on Section 5.9 of the Disclosure Schedule, there are no, and since January 1, 2014 there have not been any, Proceedings pending or, to the Company’s Knowledge, expressly threatened against the Company, or any officer, director or employee of the Company in his or her capacity as such, at law or in equity, before or by any Governmental Authority.  Except as set forth on Section 5.9 of the Disclosure Schedule, there are no, and since January 1, 2014 there have not been any, inquiries or investigations by any oversight, regulatory, or Governmental Authority relating to the Company, its business, products, property or assets (including with respect to advertising or product claims).  There are no existing orders, writs, injunctions or decrees of any court or other Governmental Authority against the Company or its business assets (including with respect to advertising or product claims).  Except as set forth on Section 5.9 of the Disclosure Schedule, the Company is not subject to any outstanding (or not yet fully performed) judgment, order or decree of any Governmental Authority that relates specifically to the Company.

5.10                        Environmental Matters.  Except as set forth in Schedule 5.10 of the Disclosure Schedule:

(a)                                 The Company is in compliance in all material respects with applicable Environmental Laws and holds all Governmental Authorizations required by applicable Environmental Laws for the operation of the business, except as would not reasonably be expected to result in material liability under Environmental Law;

(b)                                 The Company has not generated, transported or stored any Hazardous Materials or arranged for the transportation, treatment, storage or disposal of any Hazardous Material at any site or facility, except in material compliance with all applicable Environmental Laws;

(c)                                  To the Company’s Knowledge, there is no underground or aboveground storage tank containing Hazardous Materials at any real property currently owned or operated by, or premises leased by the Company.

(d)                                 The Company has not received any Environmental Claim, any written request for information pursuant to Environmental Law, or any written notice of any other material liabilities under Environmental Law, relating to the business or any properties or operations of the Company which, in each case, remains outstanding, or is the source of ongoing material obligations as of the Closing Date;

(e)                                  No Actions by any Governmental Authority or any other Person are pending or, to Company’s Knowledge, threatened, against the Company pursuant to applicable Environmental Laws or related to Hazardous Materials;

(f)                                   None of the real property owned by the Company, or to Company’s Knowledge, formerly owned by the Company, is listed on the National Priorities List under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any similar state list;

(g)                                  The Company has made available to Buyer all material environmental assessments, reports, studies and remedial action plans in its possession or reasonable control regarding the condition of any real property currently or formerly owned, leased or operated by the Company; and

(h)                                 The representations set forth in this Section 5.10 are the sole and exclusive representations regarding the environment, natural resources, health and safety in respect of Hazardous Materials or Environmental Laws.

5.11                        Sufficiency of and Title to Assets.

(a)                                 The properties and assets of the Company comprise in all material respects, all of the assets and properties of the Company that are used in the conduct of its business as conducted on the date hereof, are sufficient for the continued conduct of such business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute the properties and assets that are required to conduct its business as currently conducted by the Company.

(b)                                 The Company has valid title to, or a valid leasehold interest in (or other right to use), all real property and personal property and other assets, tangible or intangible, used in or reasonably necessary for the conduct of its business in the ordinary course consistent with past practice or shown to be owned by the Company on the Latest Balance Sheet, free and clear of all Liens, except for assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet.  The representations in this Section 5.11(b) shall not apply to the Company’s Intellectual Property, for which representations are included in Section 5.20 of this Agreement.

(c)                                  Section 5.11(c) of the Disclosure Schedule lists (i) the street address of each parcel of real property owned, leased or otherwise controlled by the Company; (ii) if such property is leased or subleased by the Company (the “Leased Real Property”), the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such real property.  With respect to Leased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the real property.  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.  The use and operation of the real property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.  No improvements constituting a part of the real property encroach on real property owned or leased by a Person other than the Company.  There are no Actions pending or, to the Company’s Knowledge, threatened against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(d)                                 The Company does not own any real property.

5.12                        Compliance with Laws; Permits.

(a)                                 The Company is, and has been at all times, in compliance with all Laws applicable to it, its business or its operations, including all Laws and Governmental Authorizations administered or issued by the FDA or any other Governmental Authority relating to the methods and materials used in, and the facilities and controls used for, the Company Products.

(b)                                 The Company has not received notice that any, Action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. The Company is not a party to any consent or similar Contract with a Governmental Authority that would reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect. The Company has not received any written notice of, or been charged with, the violation of any material Law.

(c)                                  The Company holds, and is (and during the last three years has been) in compliance with, all material Governmental Authorizations (collectively, “Company Permits”) necessary for the lawful conduct of its business as presently conducted (including Governmental Authorizations required under the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C § 201 et seq.) and applicable regulations, guidance documents and recommendations (as amended, collectively the “FDA Act”) and any other Governmental Authorizations required pursuant to any Healthcare Laws, including, without limitation, state-issued tissue licenses and authorizations of state and foreign agencies with equivalent function to FDA), all of which are listed on Section 5.12(c) of the Disclosure Schedule.  All such Company Permits are valid and in full force and effect and during the past three (3) years, (i) no material violations have been recorded in respect of any Company Permit, (ii) the Company has not received written notice relating to the revocation, withdrawal, suspension, cancellation, termination, limitation or modification of any Company Permits or alleging that it is not in compliance with, or has, or may have any, liability under any Company Permits, and (iii) the Company has not, in the past three (3) years given any notification to any Governmental Authority, of any present or past failure by it to comply with any Law.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permit.  The Company has delivered to Buyer accurate and complete copies of all Company Permits.

5.13                        Employees; Labor and Employment Matters.

(a)                                 Section 5.13(a) of the Disclosure Schedules contains a list of all natural persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following, where applicable: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate including dates and amounts of any pay increases in the last 12 months, including annual salary for employees paid by salary and hourly rate of pay for employees paid by the hour; (v) status as an exempt or non-exempt employee; (vi) current target commission or bonus opportunity; and (vii) accrued, unused paid time off; provided, however, that the only independent contractors or consultants of the Company required to be listed in Section 5.13(a) of the Disclosure Schedules are those who received payments by the Company in excess of $50,000 during the trailing twenty-four-month period ending on the date of the Latest Balance Sheet. As of the date hereof, all compensation, including wages, overtime, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.  To the Knowledge of the Company, none of the employees on Section 5.13(a) of the Disclosure Schedule plans to terminate his or her employment with the Company in the next 12 months.

(b)                                 The Company is not, nor has it ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or, to the Knowledge of the Company, purporting to represent any employee of the Company.  To the Knowledge of the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, and no certification question, demand for recognition, representation proceedings or other unionization activities exists or has existed with respect to any employees of the Company.  There has never been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees or any grievances, arbitrations, claims of unfair labor practices or other collective bargaining disputes or arbitrations pending or threatened against the Company.  The Company has no duty to bargain with any Union.

(c)                                  The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, employment, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, occupational safety, terms and conditions of employment, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, Tax withholding, Tax payment, pay equity, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act of 1938, as amended, and state and local wage and hour laws are properly classified.  There are no Actions against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitration entity in connection with or arising from any current or former applicant, employee, consultant or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)                                 The Company has not, since January 1, 2016, effectuated: (i) any “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; (ii) any “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; or (iii) reduced hours in a manner to trigger the WARN Act. The Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)                                  To the Knowledge of the Company, no service provider of the Company is in violation of any written agreement with a former employer or other entity relating to the disclosure or use of trade secrets or proprietary information.

5.14                        Employee Benefit Plans.

(a)                                 Section 5.14 of the Disclosure Schedule sets forth a list of all Plans.

(b)                                 Each of the Plans that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the Internal Revenue Service or is a prototype or volume submitter plan that has received an opinion or a notification letter from the Internal Revenue Service, and to the Company’s Knowledge no event has occurred that could adversely impact the qualified status of any such Plan.  The Plans in all material respects comply in form and in operation with their terms and the requirements of the Code, ERISA and all applicable Laws. With respect to the Plans, all required contributions have been made or properly accrued. The requirements of COBRA have been met with respect to each of the group health Plans that is an “employee welfare benefit plan” (as defined in ERISA 3(1)).

(c)                                  With respect to each Plan, the Company has made available to Buyer true and complete copies of: (i) plan documents, amendments and all funding documents (including trust agreements and insurance contracts), (ii) all material filings with all Governmental Authorities for the past year, (iii) the latest favorable determination letter or opinion letter received from the Internal Revenue Service regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) each summary plan description and summary of material modifications regarding the terms and provisions thereof, (v) any material communications with any Governmental Authority within the three-year period prior to the date hereof and (vi) the three most recently filed Forms 5500, with schedules attached and, if applicable, financial statements and actuarial valuations for the Plans.

(d)                                 Neither the Company, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any “defined benefit plan” (as defined in ERISA 3(35)).

(e)                                  Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability) under or with respect to any “multiemployer plan” (as defined in ERISA 3(37)).

(f)                                   There have been no Prohibited Transactions with respect to any Plan. No Proceeding with respect to the administration or the investment of the assets of any such Plan (other than routine claims for benefits) is pending or, to Company’s Knowledge, threatened.

(g)                                  No Plan or employment agreement provides any retiree or post-employment medical, disability or life insurance benefits to any current or former employee of the Company, except as may be required by applicable Laws.

(h)                                 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events), constitute an event under any Plan that will or may result in any payment (whether or severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former service provider to the Company.

(i)                                     Each Plan and employment agreement that is subject to Section 409A of the Code has been operated and maintained in material compliance with Section 409A of the Code and applicable guidance thereunder.

5.15                        Tax Matters.

(a)                                 The Company has timely filed all income and other Tax Returns that were required to be filed (taking into account any extensions of time to file that have been duly perfected).  The Company has timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Return) on or before the date hereof. All such Tax Returns are true, correct and complete in all material respects.  The unpaid Taxes of the Company (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Latest Balance Sheet have been prepared in accordance with GAAP consistently applied.

(b)                                 The Company has, within the time and in the manner prescribed by applicable Law, withheld or collected from amounts owing to any employee, independent contractor, stockholder, creditor or other third party all Taxes required to have been withheld or collected and has paid over such amounts to the proper Taxing Authority and the Company has complied in all material respects with applicable Law relating to the payment and withholding of Taxes and Tax information reporting, collection and retention.  The Company is not currently a party to any Tax Sharing Agreement with any Person.  The Company is not and has not since January 1, 2010 been the subject of any Tax Contest and no Tax Contest is pending or, to the knowledge of the Company, threatened.  No Taxing Authority is now asserting or threatening in writing to assert against the Company any deficiency or claim for any Taxes.  To the knowledge of the Company, no claim has been made by a Taxing Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(c)                                  The Company has not waived or extended any statute of limitations in respect of Taxes payable by the Company, which waiver or extension is currently in effect, and no written request for any such waiver or extension is currently pending.  There are no Liens for

Taxes upon any of the assets of the Company other than Permitted Liens for Taxes not yet due and payable.  The Company will not be required to include any item of income in, or exclude an item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), (iv) installment sale or open transaction made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state or local Law).

(d)                                 The Company has no obligation to make a payment or provide any benefits to any Company employee or other service provider that will not be deductible under Section 280G of the Code and, through the Closing, the Company will satisfy all the requirements of Section 280G(b)(5)(A)(i) of the Code and Treas. Reg. Section 1.280G-1(Q&A-6(a)(1)) such that Section 280G Code will not apply to any payments or benefits made or provided by the Company to any Company employee or other service provider.

(e)                                  The Company became a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and within the meaning of comparable state and local tax provisions which provide for state and local tax treatment of S corporations or a reasonable equivalent thereof) effective January 1, 2004 and, at all times since then, the Company has retained such status.  The Company has provided to Buyer a true and complete copy of such S corporation election.  The Company has not at any time had any “net unrealized built-in gain” within the meaning of Section 1374(d) of the Code that would give rise to taxation pursuant to Section 1374 of the Code (or comparable federal, state or local tax provisions) if all of the assets of the Company were disposed of as of the end of the day immediately preceding the Closing Date at their respective fair market values.

(f)                                   The Company does not have and has never had a permanent establishment in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.

(g)                                  The Company has not been a party to or participated in any way in a transaction that could be described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including any “listed transaction”) or any confidential corporate Tax shelter within the meaning of Treasury Regulation Section 301.6111-2.  The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.  The Company (A) has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code (or any similar group defined under a corresponding or similar provision of state, local or foreign Law) (other than a group the common parent of which is the Company or any Subsidiary) filing a consolidated, combined, unitary or similar income Tax Return and (B)  has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or foreign Law),  or as a transferee or successor, or by contract or otherwise (other than a contract, such as a lease, the principal purpose of which is not indemnification of Tax).  The Company has delivered or otherwise made available to Buyer true, correct and complete copies of (x) all income Tax Returns of the Company for all Tax periods beginning on or after January 1, 2010 and (y) any examination reports received by the Company, and statements of deficiencies assessed against or agreed to by the Company, since January 1, 2010.  For the avoidance of doubt, the representations made in this Section 5.15 shall also apply to consolidated, combined, unitary or similar Taxes of, and consolidated, combined, unitary or similar Tax Returns of (or including), the Company.

(h)                                 The Company has not taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.16                        Insurance.  Section 5.16 of the Disclosure Schedule lists each insurance policy currently in effect that is maintained by the Company, including (i) the name and address of the insurer, the name of the provider and the names of each covered insured, (ii) the policy number, and (iii) scope of coverage (including deductibles and caps) (collectively, the “Insurance Policies”).  Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement.  The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each Insurance Policy.  The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies have not been subject to any lapse in coverage.  There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  The Company is not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are sufficient for compliance with applicable Laws and material Contracts to which the Company is a party or by which it is bound.

5.17                        Accounts Receivable.  All accounts receivable of the Company reflected on the Latest Balance Sheet or accrued since the Latest Balance Sheet (i) resulted from the bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and represent monies due for the sale of goods or services rendered in the ordinary course of business, (ii) are not subject to any refunds or adjustments or any defenses, offsets, claims or counterclaims, restrictions or other encumbrances except for contractual allowances, discounts and refunds in accordance with the ordinary course of business, and (iii) are collectible in full within ninety (90) days after billing.

5.18                        Affiliated Transactions.  Except as disclosed on Section 5.18 of the Disclosure Schedule, no officer, director, shareholder or Affiliate of the Company, or any individual in such officer’s, director’s or shareholder’s immediate family (i) is a party to any contract with the Company, (ii) is party to any loan or lease agreement with the Company or (iii) has any interest in any asset used by the Company or necessary for the business of the Company (each, an “Affiliated Transaction”).

5.19                        Material Contracts.

(a)                                 Section 5.19(a) of the Disclosure Schedule sets forth a list of all Contracts in effect as of the date hereof, including all amendments and supplements thereto, to which the Company is a party or by which the Company is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):

(i)                                     all Contracts relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) entered into within the last five years;

(ii)                                  all Contracts with respect to a joint venture, partnership, or other similar business relationship;

(iii)                               all broker, distributor, dealer, franchise, agency, sales promotion, market research, market consulting and advertising Contracts which provides for payments by the Company in excess of $250,000;

(iv)                              all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v)                                 all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person, except for indemnifications that are customary and entered into in the ordinary course of the Company’s business;

(vi)                              all written Contracts for the employment, consulting, severance or engagement of any current officer or individual employee;

(vii)                           all Contracts pursuant to which the Company is or may become obligated to make any severance, change of control, termination or similar payment or benefit to any employee, officer, director, independent contractor or consultant or their spouses, dependents or beneficiaries;

(viii)                        except for Contracts relating to trade payables, all Contracts relating to indebtedness (including guarantees) of the Company;

(ix)                              all Contracts with any Governmental Authority to which the Company is a party;

(x)                                 any Contract providing for the settlement of any Action against the Company pursuant to which the Company has any existing material obligations;

(xi)                              any Contract with the Shareholder or any current officer or director or Affiliate of the Company;

(xii)                           all Contracts under which the Company is lessee of, or holds or operates, any real or personal property owned by any other party, for which the annual rental exceeds $25,000;

(xiii)                        all Contracts that prohibit or purport to prohibit the Company from freely engaging in any line of business anywhere in the world (other than customer contracts and non-disclosure agreements entered into in the ordinary course of business, in each case, that contain non-solicitation obligations) or during any period of time or that contain covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or any customers of the Company;

(xiv)                       all Contracts with any independent contractor providing services for the Company which provided for payments by the Company in excess of $50,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet;

(xv)                          all Contracts currently in effect with any Material Customer or Material Vendor;

(xvi)                       all performance bonds issued by the Company;

(xvii)                    any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of the Company, including any Contract which contains a “most favored nation” provision;

(xviii)                 all Contracts involving capital expenditures after the Closing in excess of $25,000; and

(xix)                       Any other Contract that is material to the Company and not previously disclosed pursuant to this Section 5.19.

(b)                                 The Company has made available to Buyer a true and correct copy of all Material Contracts, together with all amendments or waivers thereto.  Neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract is in material breach of, or in material default under (or is alleged to be in material breach of or material default under), or has provided or received any written notice of any intention to terminate, any Material Contract.  To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder or result in any other party having the right to terminate such Material Contract or would cause or permit the acceleration or other changes of any material right or obligation by any other party or the loss of any material benefit to the Company thereunder.  Each Material Contract is valid, binding, in full force and effect and enforceable against the Company and the contract party thereto, in all material respects, in accordance with its terms.

5.20                        Intellectual Property.

(a)                                 Section 5.20 of the Disclosure Schedule sets forth a correct and complete list as of the date hereof of all (i) Registered Intellectual Property and, if applicable, the jurisdictions in which such Registered Intellectual Property has been issued or registered or in which any application for such issuance or registration has been filed, the name of the applicant/registrant, inventor/author and current owner, the application or registration number, the filing date and the issuance/registration/grant date, the prosecution status thereof, and in the case of domain name registrations, the named owner, and the registrar or equivalent Person with whom that domain name is registered and (ii) all unregistered trademarks, service marks, trade names, service names, or logos that are material to the conduct of the business of the Company as currently conducted.  The Company owns all rights to the Registered Intellectual Property listed in Section 5.20(a) of the Disclosure Schedule, free and clear of all Liens.  The Company has taken all actions necessary to maintain the Registered Intellectual Property, including by payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and the due recording of all assignments (and licenses where required) of the Registered Intellectual Property with the appropriate Governmental Authorities or domain name registrars, as applicable.  Section 5.20(a) of the Disclosure Schedule includes, as of the date of this Agreement, a correct and complete list of all material actions that must be taken within 90 days of the date hereof with any Governmental Authorities or domain name registrars to maintain the registration of any Registered Intellectual Property.  None of the Registered Intellectual Property has been adjudged invalid or unenforceable in whole or part and all Registered Intellectual Property is subsisting, valid and enforceable.

(b)                                 The Company, the conduct of the business of the Company (as presently conducted and as previously conducted prior to the Closing), and the manufacture, use, export, import or sale of Company Products and Company Intellectual Property does not infringe, violate, or misappropriate any Intellectual Property of any Person and has not infringed, violated, or misappropriated any Intellectual Property of any Person.  There are no suits, actions or proceedings pending or, to the Knowledge of the Company, threatened with respect to the Company or the conduct of its business infringing, violating or misappropriating the Intellectual Property of any Person.  All Company Intellectual Property rights are owned by the Company free and clear of all Liens.  The Company Products that include placental graft compositions (i) do not involve a step of directly laminating the amniotic and chorionic membranes because the placenta is processed according to the layers and structures that naturally exist in the placental material; (ii) have the intermediate spongy layer due to the amnionic and chorionic membranes not being separated; (iii) are not processed using an added cross-linking agent; and (iv) lack a surface-raised asymmetric label.

(c)                                  Section 5.20(c) of the Disclosure Schedule contains a complete and accurate list of all agreements (i) under which the Company uses, or has the right or license to use, any Intellectual Property of any Person (“In-Licenses” and the underlying Intellectual Property, “Company Licensed Intellectual Property”), other than licenses and related services agreements for commercially available software in object code form for internal use only and that is available for a cost of not more than $25,000 for a perpetual license or $10,000 annually for license, maintenance and other fees (which, for purposes of clarity, remain “In-Licenses” and

“Company Licensed Intellectual Property” hereunder but are not required to be scheduled in Section 5.20(c) of the Disclosure Schedule) or (ii) under which the Company has licensed, or agreed to transfer, to any other Person any Intellectual Property (“Out-Licenses”).  The Company is not in material breach of any Out-Licenses or In-Licenses (collectively, “Company Intellectual Property Agreements”).  To the Knowledge of the Company, no third parties to any Company Intellectual Property Agreements are in material breach of any Company Intellectual Property Agreements and no event has occurred that would constitute a material breach of any Company Intellectual Property Agreement.  Each such Company Intellectual Property Agreement is in full force and effect and no notice of termination or violation of any Company Intellectual Property Agreement currently in effect has been received by the Company.  The execution, delivery and performance of this Agreement will not give rise to a termination of, or have an adverse effect on, the right of the Company to use and enjoy the Company Licensed Intellectual Property under the terms of the applicable In-Licenses, nor give rise to any termination right, right to increase fees or charge additional fees, or right to reduce payments under any Company Intellectual Property Agreements due to the consummation of the transactions contemplated under this Agreement.  Other than as set forth in the Company Intellectual Property Agreements listed in Section 5.20(c) of the Disclosure Schedule, no Person possesses any current or contingent right to license, sell or otherwise distribute products or services utilizing or covered by the Company Intellectual Property.

(d)                                 The Company Intellectual Property and the Company Licensed Intellectual Property comprise all Intellectual Property necessary for the conduct of the business of the Company as presently conducted and planned to be conducted.  To the Knowledge of the Company, the validity and ownership of the Company Intellectual Property, and the validity of the Company Licensed Intellectual Property, has not been and is not being questioned or challenged in any Action and is not the subject of any threatened or proposed Action.

(e)                                  The Company has implemented policies and procedures reasonably designed to establish and preserve its ownership of the Company Intellectual Property, including the protection of trade secrets and other confidential information.  Without limiting the generality of the foregoing, each current and former employee of and consultant or other independent contractor to the Company whose duties involved creation, analysis, research or other work with any confidential information relating to the Company Intellectual Property has executed and delivered to the Company confidentiality and assignment of inventions agreements, copies of which have been delivered to Buyer, and all of such agreements are in full force and effect.

(f)                                   The Company has at all times complied and is in compliance with any applicable privacy policies it has established, including but not limited to relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by the Company or by third parties having authorized access to the records of the Company.  The current privacy policies of the Company are in compliance with all applicable Laws.  The execution, delivery and performance of this Agreement by the Company will comply with applicable data protection and Privacy Laws and with the Company’s privacy policies.  No Personal Information has been (i) collected by the Company in violation of any Privacy Laws, or (ii) transferred or disclosed by the Company to third parties in violation of any Privacy Laws.  There are no notices, claims, investigations or proceedings pending, or, to the Knowledge of the Company, threatened, by state or federal agencies, or private parties involving notice or information to individuals that Personal Information held or stored by the Company has been compromised, lost, taken, accessed or misused.  The Company has not received any written notice regarding any violation of any Privacy Law, and, to the Knowledge of the Company, it has not had any data breach involving Personal Information or, if it was made aware of a data breach, has complied with all data breach notification and related obligations and has taken corrective action reasonably designed to prevent recurrence of such a data breach.

(g)                                  The Company owns or has a valid right to access and use all computer systems, networks, hardware, technology, software, databases, website, and equipment used by the Company in the conduct of its business as currently conducted (“IT Systems”).  The IT Systems (i) perform in all material respects as required in connection with the current operation of the Company’s business; and (ii) have not suffered any material malfunction, failure, or security breach within the previous three-year period from the date hereof.

5.21                        Customers.

(a)                                 Section 5.21 of the Disclosure Schedule sets forth a correct and complete list of the thirty (30) largest customers of the Company, determined based on sales to such customers for each of the twelve months ended December 31, 2016 and 2015 (each a “Material Customer”).

(b)                                 To the Knowledge of the Company, no Material Customer has expressed an intention to terminate or materially reduce such business, whether or not in connection with or as a result of the transactions contemplated by this Agreement.  Except as listed on Section 5.21 of the Disclosure Schedule, there are no, and during the two (2) year period prior to the date of this Agreement, there have not been, any material disputes or controversies between the Company, on the one hand, and any customer regarding the quality, merchantability or safety of, or involving a material claim of breach of warranty which has not been fully resolved with respect to, or defect in, any product or service produced, licensed, sold or delivered by the Company.  No product sold, licensed or delivered by the Company to its customers is subject to any guaranty, warranty or indemnity beyond the Company’s terms of sale offered in the ordinary course of business consistent with past practice.  The Company is in material compliance with the terms and conditions of its service level agreements with each of its Material Customers.

5.22                        No Brokers.  Except as disclosed on Section 5.22 of the Disclosure Schedule, the Company has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

5.23                        Vendors.  Section 5.23 of the Disclosure Schedule sets forth a correct and complete list of the ten (10) largest vendors of the Company based on payments made to such vendors for each of the twelve months ended December 31, 2016 and 2015 (each a “Material Vendor”).  Except as listed on Section 5.23 of the Disclosure Schedule, the Company has not received any notice, and has no reason to reasonably believe that any of the Material Vendors have ceased, or intend to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce their relationship with the Company.

5.24                        Powers of Attorney.  There are no material outstanding powers of attorney executed on behalf of the Company.

5.25                        Bank Accounts.  Section 5.25 of the Disclosure Schedule sets forth a list of the locations of all bank accounts, investment accounts and safe deposit boxes maintained by the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.  The Company has furnished to Buyer the account number for each bank or investment account set forth on Section 5.25 of the Disclosure Schedule.

5.26                        Books and Records.  The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Company’s shareholders, the Company’s board of directors and any committees of the Company’s board of directors. At the Closing, all of those books and records of the Company will be in the possession of the Company.

5.27                        Other Regulatory Matters.

(a)                                 All of the Company Products have been manufactured, processed, packaged and held in accordance with the FDA’s HCT/P regulations at 21 C.F.R. Part 1271 or the FDA’s Quality System Regulation (“QSR”) at 21 C.F.R. Part 820, as applicable.  All manufacturers of the Company Products that are required to be registered with the FDA under applicable Laws are so registered. All of the Company Products are appropriately listed in the FDA’s tissue products listing database or medical device listing database, as appropriate.  To the Knowledge of the Company, all manufacturers of the Company Products have, prior to the Closing, manufactured products for the Company in accordance with applicable requirements of the HCT/P regulations or QSR, as applicable, in all material respects, and have, prior to the Closing, conducted business operations in compliance with the FDA Act and any applicable Laws relating to the manufacture of the Company Products.  To the Knowledge of the Company, the marketing, sale and distribution of the Company Products is in compliance with the FDA Act.  Company Products, that are HCT/Ps, other than its injectable or micronized amniotic membrane-derived products, qualify for marketing as a Section 361 HCT/Ps, and do not require the FDA premarket review or authorization.  Premarket notification submissions or premarket approval applications and related documents and information for each of the Company Products that is a medical device have been filed, approved or cleared, and maintained in compliance with the FDA Act any other applicable Laws administered or promulgated by any other Governmental Authority.  Neither the Company nor, to the Knowledge of the Company, any manufacturers of the Company Products, have received any warning or advisory letters from the FDA or received information from the FDA or other applicable Governmental Authority indicating that the Company Products are not in compliance with the FDA Act or any other applicable Laws.  The Company does not possess information about the Company Products that would necessitate the filing of an adverse event report under the Public Health Service Act and the FDA’s regulations at 21 C.F.R. § 1271.350 or an FDA medical device report under the FDA Act and the FDA’s implementing regulations at 21 CFR Part 803, or that otherwise indicates that the Company Products are misbranded or adulterated within the meaning of the FDA Act, or otherwise may not be introduced into interstate commerce.

(b)                                 All operations of the Company have achieved and maintained all applicable quality certifications including all required ISO (International Organization for Standardization) certifications.  Section 5.12(a) of the Disclosure Schedule lists each ISO and quality certification applicable to the Company. There is no pending or, to the Knowledge of the Company, threatened, Action to audit, repeal, fail to renew or challenge any such certification.

(c)                                  Except as set forth in Section 5.27(c) of the Disclosure Schedule, there have, within the past five (5) years, been no seizures conducted or threatened by the FDA or any other Governmental Authority, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, safety alerts conducted or adverse regulatory actions, requested or, to the Knowledge of the Company, threatened, by the FDA or by any other Governmental Authority, in each case relating to the Company or its business, assets or the Company Products.  The Company has not been required by the FDA Act to file with the FDA any report concerning an adverse reaction or an adverse event or to file any other report or provide information to any product safety agency (other than the FDA), commission, board or other Governmental Authority of any jurisdiction, concerning actual or potential hazards with respect to any Company Product. Each Company Product complies with all material product safety standards of each applicable product safety agency, commission, board or other Governmental Authority.

(d)                                 The Company has inquired with all relevant suppliers of the Company and, no more than thirty (30) days prior to the Closing Date, received confirmation from all such suppliers that (i) the facilities at which the products are manufactured by such suppliers and sold to the Company are registered with the FDA, as required, (ii) such suppliers have not received any warning or advisory letters from the FDA or received information from the FDA or other applicable Governmental Authority indicating that any Company Products are not in compliance with the FDA Act or any applicable Law, and (iii) such suppliers do not possess information about any products sold to the Company that would necessitate the filing of an adverse event report under the Public Health Service Act and the FDA’s regulations at 21 C.F.R. § 1271.350 or an FDA medical device report under the FDA Act (and the FDA’s implementing regulations at 21 CFR Part 803) or would indicate that the products are misbranded or adulterated within the meaning of the FDA Act or otherwise may not be introduced into interstate commerce. The Company has not received any correspondence from, nor submitted any correspondence to, any Governmental Authority, discussing the legal marketing status, or the labeling or promotion, of any of the Company Products specifically, or generally of amniotic tissue or bone products.

(e)                                  Section 5.27(e) of the Disclosure Schedule lists all Company Products (by SKU), describes them by product category, provides a general description, shows the Company’s status with respect to each Company Product (e.g., “manufacturer”), and (i) for each Company Product commercialized, marketed or sold in the United States indicates whether the Company Product is distributed as a Section 361 HCT/P or, if not, provides the legal authority for marketing of the Company Product, or (ii) for each Company Product commercialized, marketed or sold outside the United States, specifies the applicable form of  marketing authorization.

(f)                                   Each Company Product is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such Company Product or in connection with its sale. There is no design or manufacturing defect with respect to any Company Product.

(g)                                  The Company has not received any written notice that the Company has, and to the Knowledge of the Company there is no reasonable basis for, any Action against the Company for, any Liability arising out of any injury to any person or property as a result of a Company Product.

(h)                                 Section 5.27(h) of the Disclosure Schedule sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by the Company with respect to any Company Product.  All material information regarding the efficacy, safety and utility of the Company Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Buyer after the Effective Time.  All preclinical and clinical trials conducted, supervised or monitored by the Company have been conducted in compliance in all material respects with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA regulations at 21 C.F.R. Part 812, where applicable, and FDA “Good Laboratory Practices” at 21 C.F.R. Part 58.  The Company has consistently obtained and maintained any Institutional Review Board (“IRB”) approvals of clinical trials conducted, supervised, or monitored by the Company as required by law, and has been in full compliance with any applicable requirements of 21 C.F.R. part 56.  In no clinical trial conducted, supervised or monitored by the Company has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to the Company.  No filing or submission to the FDA or any other Governmental Authority that is the basis for any approval or clearance contains any material omission or material false information.  Any clinical trial involving a product regulated by the FDA as a medical device has been conducted in compliance with the FDA’s regulations concerning Investigational Device Exemptions, set forth at 21 C.F.R. Part 812.

(i)                                     The Company has heretofore provided to Buyer all material correspondence and contact information (including 483 inspection reports, untitled letters, warning letters, cease and desist letters, and consents) between the Company and the FDA or any other Governmental Authority regarding the Company Products, and, to the extent provided to the Company, between the FDA and other Governmental Authorities relating thereto.

5.28                        Health Care Law Matters.

(a)                                 The Company and all representatives acting on its behalf (with respect to actions taken on the Company’s behalf), including any distributor of the Company Products, are in compliance in all material respects with all applicable Health Care Laws, including with respect to the Company’s business, properties, assets and the Company Products.

(b)                                 All reports, data, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished under any Health Care Law to any Governmental Authority by the Company or representatives acting on its behalf (with respect to actions taken on the Company’s behalf) have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)                                  Neither the Company nor any representative acting on its behalf (with respect to actions taken on the Company’s behalf), including any distributor of the Company Products, has, in connection with any requirement under any Health Care Law: (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, constituted a violation of any Health Care Law or would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), in each case relating to the Company, its business, assets or the Company Products.

(d)                                 There are no facts, circumstances or conditions that currently exist that would reasonably be expected to form the basis for any Action by a Governmental Authority against or affecting the Company, its business, assets or the Company Products relating to any Health Care Law.

(e)                                  Neither the Company nor any representative acting on its behalf, including any distributor of the Company’s Products, is a party to any Contract (including any consulting agreement or speaking arrangement) with any Health Care Professional who is in a position to (i) make or influence referrals to or otherwise generate business to or for the Company, or (ii) provide services, lease space, lease equipment or engage in any other venture or activity with the Company, other than in each case Contracts that are in compliance with all applicable Health Care Laws.  Neither the Company nor any representative acting on its behalf, including any distributor acting on the Company’s behalf, has directly or indirectly: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any Health Care Professional in order to illegally obtain business or payments from such Health Care Professional in violation of any Health Care Law; or (ii) given or agreed to give, or has knowledge that there has been made or that there is any illegal agreement to make, (A) any illegal gift or illegal gratuitous payment of any kind, nature or description (whether in money, property or services) to any Health Care Professional in violation of any Health Care Law; (B) any contribution, payment or gift of funds or property to, or for the private use of, any Health Care Professional where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any applicable Health Care Law; or (C) any payment to any Health Care Professional or to any representative of the Company, with the intention or understanding that any part of such payment would be used or was given for an illegal purpose under any applicable Health Care Law.

(f)                                   The compensation paid or agreed to be paid by the Company to any Health Care Professional who is currently employed by or contracted with the Company is fair market value for the services and items actually provided by such Health Care Professional, not taking into account the value or volume of referrals or other business generated by such Health Care Professional for the Company. The Company at all times maintained a written agreement with each Health Care Professional receiving compensation from the Company.

(g)                                  Neither the Company, nor any of its Affiliates or representatives (i) is currently excluded, debarred, or otherwise ineligible to participate in the federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) or any state healthcare program (collectively, the “Healthcare Programs”); (ii) has been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Healthcare Programs; and (iii) is not under investigation or otherwise aware of any circumstances which may result in being excluded from participation in the Healthcare Programs.

(h)                                 The Company has provided or made available to Buyer copies of the current standard terms and conditions of sale for each of the Company Products, including all guaranty, warranty and indemnity provisions, and the Company has not given to any Person any Company Product guaranty or warranty, right of return or other indemnity other than under such standard terms and conditions of sale.

(i)                                     Neither the Company, its officers, its distributors nor, to the Company’s Knowledge, any other employees or agents of the Company, have violated any federal mail or wire fraud Laws, any Healthcare Laws or any regulations promulgated thereunder, or any parallel or related provisions of applicable Laws, or any carrier payment manual, intermediary manual, payor bulletin or guidelines provision or provision of common law in the operation of the business or in their dealings with and submission to any payor.

5.29                        Certain Payments.  To the Knowledge of the Company, neither the Company nor any of its directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (i) obtaining favorable treatment in securing business; (ii) paying for favorable treatment for business secured; or (iii) obtaining special concessions or for special concessions already obtained; or (c) engaged in any business or effected any transactions with any Person (i) located in a Restricted Nation; (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

5.30                        Takeover Statutes.  The Company’s board of directors has taken all necessary action to ensure that (a) neither Buyer nor Merger Sub will be an “interested shareholder” or prohibited from entering into or consummating a merger with the Company as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (b) any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law, or any anti-takeover provisions in the Company’s charter documents, is not applicable to the Company, Buyer, Merger Sub, this Agreement, the Merger or the other transactions contemplated hereby.

5.31                        Full Disclosure.  No representation or warranty by the Company, the Shareholder or a Company Payee in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants to Buyer, as of the date hereof, as of the Closing Date:

6.1                               Organization and Authority of the Shareholder.  The Shareholder is an individual. The Shareholder has full power and authority to enter into and perform his obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and, at Closing will be, duly executed and delivered by the Shareholder, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms (except as enforcement may be limited by the Bankruptcy and Equity Exceptions).

6.2                               Stock Ownership.  The Shareholder owns of record and beneficially all of the outstanding shares of capital stock of the Company free and clear of all Liens and restrictions. The name of the registered holder of the Certificate(s) surrendered by the Shareholder pursuant to this Agreement is set forth on the signature page hereto is as it appears on the Certificate(s).

6.3                               No Conflicts; Consents.  The execution, delivery and performance by the Shareholder of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Shareholder; or (b) require the consent of any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Shareholder is a party or by which the Shareholder is bound or to which any of his properties and assets are subject. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and the Articles of Merger with the Secretary of State of Alabama.

6.4                               Investment Representations.

(a)                                 The Shareholder acknowledges and understands that the (i) issuance of shares of Buyer Common Stock pursuant to this Agreement will not be registered under the securities Laws of the United States, including the Securities Act, or any other applicable securities Laws, and (ii) the issuance of shares of Buyer Common Stock pursuant to this Agreement is intended to be exempt from registration under the securities Laws of the United States and any other applicable securities Laws by virtue of certain exemptions thereunder, including Section 4(a)(2) of the Securities Act and the provisions of Regulation D promulgated thereunder, and, therefore, the shares of Buyer Common Stock issued pursuant to this Agreement cannot be resold unless registered under the Securities Act and any other applicable securities Laws or unless an exemption from registration is available.

(b)                                 The Shareholder acknowledges and understands that Buyer and its representatives will rely on the representations and warranties of such Shareholder contained in this Section 6.4 for purposes of determining whether the issuance of shares of Buyer Common Stock pursuant to this Agreement is exempt from registration under the securities Laws of the United States and any other applicable securities Laws.

(c)                                  The Shareholder understands that the shares of Buyer Common Stock issued pursuant to this Agreement will be characterized as “restricted securities” under the Securities Act. In this connection, the Shareholder represents that such Shareholder is familiar with Rule 144 promulgated under the Securities Act.

(d)                                 The Shareholder is acquiring the shares of Buyer Common Stock issued pursuant to this Agreement solely for his own account for investment purposes and not with a view toward any distribution.

(e)                                  The Shareholder (i) has the financial ability to bear the economic risk of the investment in the shares of Buyer Common Stock issued pursuant to this Agreement, and (ii) has adequate means for providing for his current needs and contingencies.

(f)                                   The Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the shares of Buyer Common Stock issued pursuant to this Agreement and of making an informed investment decision with respect thereto.

(g)                                  The Shareholder has had an opportunity to ask questions of the officers of Buyer concerning Buyer’s proposed operations and the financial and other affairs of Buyer to the extent deemed necessary in light of the Shareholder’s personal knowledge of Buyer’s affairs.

(h)                                 The shares of Buyer Common Stock issued pursuant to this Agreement may be noted with the following legends, in addition to any legend required by the securities laws of any state to the extent such laws are applicable to the shares of Buyer Common Stock:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS AS SET FORTH IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 18, 2017 BY AND AMONG ORGANOGENESIS INC., NUTECH MEDICAL, INC., THE HOLDER HEREOF AND CERTAIN OTHER PARTIES THERETO.”

(i)                                     Buyer shall remove (or cause to be removed) the legends required by this Section 6.4 at the earlier of such time that any applicable restrictions imposed on Buyer Common Stock issued pursuant to this Agreement lapse pursuant to the terms and conditions of this Agreement or upon the effective date of a registration statement filed under the Securities Act covering Buyer Common Stock issued pursuant to this Agreement.

(j)                                    The Shareholder has obtained independent Tax advice with respect to the transactions contemplated by this Agreement.

(k)                                 The Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.5                               Brokers.  Except as disclosed on Section 5.22 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder or any Company Payee.

ARTICLE VII
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

7.1                               Further Assurances; Closing Conditions.  Prior to the Closing, Buyer, Merger Sub, the Shareholder, each Company Payee, the Representative and the Company shall (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and shall take such further actions as may be reasonably requested by the other Party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and (b) use commercially reasonable efforts to cause the conditions set forth in ARTICLE X and ARTICLE XI to be satisfied and to consummate the transactions contemplated herein as promptly as practical.

7.2                               Notices and Consents.  Without limiting the generality of Section 7.1, prior to the Closing, the Company shall deliver notices to the third parties set forth on Schedule 10.6 and shall obtain the third party consents and licenses from the third parties set forth on Schedule 10.6.

7.3                               Conduct of the Business.  From the date hereof until the Closing, except as otherwise contemplated by this Agreement, required by Law or consented to in writing by Buyer, the Company shall carry on its business in the ordinary course of business and in the same manner as previously conducted and shall (a) preserve intact its present business organization, consistent with its prior practice and (b) maintain satisfactory relationships with its customers, lenders, providers, distributors, vendors and others having material business relationships with it consistent with its past practice.  Without limiting the generality of the foregoing, during the period from the date hereof until the Closing, (a) the Company shall not take any action that would have been required to be disclosed on Section 5.8 of the Disclosure Schedule if such action had been taken prior to the date hereof and (b) the Company shall not without the prior written consent of Buyer settle the MiMedx Litigation or the litigation captioned “Nutech Medical, Inc. v. Liventa Bioscience, Inc.” in the U.S. District Court, Northern District of Alabama (Southern) (case number 2:15-cv 01121 HGD).

7.4                               Access to Information.  From the date hereof until the Closing, the Company shall provide Buyer and Buyer’s authorized agents and representatives access at reasonable times, to the books, records, properties, customers, vendors and employees of the Company.

7.5                               Exclusivity.

(a)                                 From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to its terms, the Company and the Shareholder will not, nor will the Company or the Shareholder authorize or permit (to the extent within their power and authority) any of the Company’s directors, officers, Affiliates, employees or any investment banker, advisor, representatives or other agent of the Company or the Shareholder to (and they shall instruct each such representative or other agent not to), directly or indirectly: (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal.  The Company will immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, and promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such Persons within the last 12 months for the purpose of evaluating a possible Acquisition Proposal and require such return or destruction to the extent the Company has the right to do so under any applicable confidentiality agreement with such Person.  The foregoing notwithstanding, the Company, the Shareholder and the Company’s directors, officers, Affiliates, employees, investment bankers, advisors, representatives and other agents may discuss any Acquisition Proposal with Buyer and with each other.

(b)                                 In addition to the obligations of the Company set forth in Section 7.5(a), the Company shall, as promptly as practicable, advise Buyer of (i) any Acquisition Proposal received by the Company after the date hereof, (ii) the material terms and conditions of such Acquisition Proposal, and (iii) the identity of the Person or group making any such Acquisition Proposal.  The Company shall keep Buyer fully informed of the status and details of any such Acquisition Proposal and provide to Buyer as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent by or provided to the Company or their respective Affiliates (or their respective representatives or other agents) in connection with any such Acquisition Proposal.

(c)                                  In consideration for the foregoing covenants set forth in Section 7.5, Buyer shall pay to the Shareholder and the Company Payees, in accordance with the allocation set forth in the Merger Consideration Payment Schedule, a cash fee equal to $25,000 per day beginning on the 8th day following the date of this Agreement and continuing through the End Date (the “Closing Delay Fee”); provided, however, that notwithstanding anything herein to the contrary, the Closing Delay Fee shall be payable in addition to the Closing Cash Consideration and the Buyer’s obligations to pay the Closing Delay Fee shall survive the Closing; provided, further, that the Shareholder and the Company Payees shall not be entitled to the Closing Delay Fee for an applicable date if (i) all of the conditions to the Company’s and the Shareholder’s obligations to consummate the Closing under ARTICLE XI have been satisfied as of such date (other than any such conditions which by their nature are to be satisfied by the Closing Date) or (ii) the Company’s, the Shareholder’s or the Company Payees’ breach of this Agreement is the cause of the failure of the Closing to occur by such date.

7.6                               Confidentiality.  The Company shall from the date hereof until the Closing and, the Shareholder and each Company Payee shall from the date hereof and after the Closing, hold in confidence and not use for any purpose other than in connection with the consummation of the transactions contemplated hereby, and shall use commercially reasonable efforts to cause its or their respective representatives to hold in confidence and not use for any purpose other than in connection with the consummation of the transactions contemplated hereby any and all information, whether written or oral, concerning the Company, except to the extent that the Company, the Shareholder or a Company Payee can show that such information (a) is generally available to and known by the public through no fault of the Company, the Shareholder, or such Company Payee, any of their Affiliates or their respective representatives; or (b) is lawfully acquired by the Shareholder or the Company Payee from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Shareholder or any Company Payee, or any of their representatives, are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify Buyer in writing and shall disclose only that portion of such information which the party is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

ARTICLE VIII
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

8.1                               Further Assurances.  From and after the Closing, upon the reasonable request of the other Party and at such Party’s expense, each of Buyer, the Shareholder, each Company Payee, the Representative and the Surviving Company shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.2                               Release.  In consideration of the Merger Consideration paid or payable to the Shareholder and each Company Payee, and the execution, delivery and performance by Buyer of this Agreement, as of the Closing, each of the Shareholder and each Company Payee, on behalf of themselves and their Affiliates (each, a “Releasing Party”) hereby RELEASES, ACQUITS AND FOREVER DISCHARGES the Company, Buyer, the Surviving Company and each of their respective Affiliates, together with their respective past and present officers, directors, partners, members, trustees, employees, stockholders, agents, attorneys and representatives (each, a “Released Party”), from any and all losses, liabilities, costs, expenses, claims, damages, actions, causes of action, or suits in law or equity, of whatever kind or nature that any Releasing Party ever had or may now have against any Released Party (“Releasing Party Claims”) and that have accrued or arisen prior to the Closing; provided, however, that nothing in this Section 8.2 shall release or be deemed to release any Releasing Party Claims, rights or obligations of any Released Party or Releasing Party for amounts owed pursuant to, or other Releasing Party Claims, rights or remedies set forth in this Agreement.

8.3                               Registration Rights.  Buyer covenants and agrees that, in the event it grants prior to the third anniversary of the Closing Date any rights of registration under the Securities Act relating to any shares of Buyer Common Stock or other securities of the Company to any Person other than the Shareholder, that Buyer shall cause such rights to be granted to the Shareholder on a pro-rata basis.

8.4                               Noncompetition/Non Solicitation.  For a period of five (5) years from and after the Closing Date, the Shareholder will not, directly or indirectly (including by permitting, assisting or causing his spouse to): (i) own, manage, operate or control, or otherwise become involved in, whether as an officer, director, employee, investor, partner, shareholder, trustee, consultant, agent, representative, broker, promoter or otherwise, any Competitive Business; provided, however, that no passive owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business, (ii) solicit or hire any employees employed by the Surviving Company or its Affiliates or induce such employees to leave the employment of the Surviving Company or its Affiliates, (iii) call on, service or solicit (or interfere with the relationship of the Surviving Company and any of its Affiliates with) any person or entity who is or was a customer, vendor, distributor, supplier or other business relation of the Company, the Surviving Company or their respective Affiliates in a manner that is adverse to the Surviving Company or its Affiliates, or (iv) disparage or defame (or make any statement, whether written, oral or otherwise, that is negative or disparaging of) the Company, the Surviving Company, any of their respective Affiliates, successors or assigns or any of their respective products or employees.  The Shareholder acknowledges that the restrictions contained in this Section 8.4 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  The covenants contained in this Section 8.4 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE IX
TAX COVENANTS

9.1                               Responsibility for Filing Tax Returns.

(a)                                 Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods (or portions thereof) ending on or prior to the Closing Date, or which include the Closing Date, and in each case are filed after the Closing Date.  The Shareholder shall reimburse Buyer for any unpaid Taxes of the Company with respect to all such periods to the extent such Taxes were not included in the calculation of Working Capital.  Except as required under applicable Law, any such Tax Return shall be prepared on a basis consistent with the last previous similar Tax Return filed before the Closing Date. Buyer shall consult with the Shareholder concerning such Tax Return.  Buyer shall provide the Shareholder with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Shareholder) at least 20 days prior to the filing of such Tax Return (except that in the case of a Tax Return related to Taxes due within 90 days following the Closing Date, the copy shall be provided to the Shareholder within ten (10) days prior to the filing).  Buyer and the Shareholder shall use good faith efforts to resolve any dispute regarding the preparation of Tax Returns after the Closing Date for Tax periods beginning before the Closing Date.  If Buyer and the Shareholder are unable to resolve any dispute regarding the preparation of such Tax Returns, they shall refer such dispute to the Independent Auditor, whose determination shall be final and conclusive on the parties, with the cost of the Independent Auditor shared equally by Buyer and the Shareholder.

(b)                                 For purposes of this Agreement (including in the calculation of Working Capital, in Section 12.2 and this ARTICLE IX) in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

9.2                               Tax Sharing Agreements.  All Tax Sharing Agreements with respect to or involving the Company shall be terminated no later than the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

9.3                               Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall be paid equally by the Buyer on the one hand and the Shareholder and Company Payees on the other hand, and the Person required to file any applicable Tax Returns and other documentation with respect to all such Transfer Taxes in connection therewith will, file all necessary Tax Returns, and, if required by applicable Law, each Party will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

9.4                               Cooperation on Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest with respect to the Company and the Surviving Company.  Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company and the Surviving Company relating to any period beginning before the Closing Date until thirty (30) days after the expiration of the statute of limitations of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority.  The Parties further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.5                               Reorganization Tax Treatment.  It is intended by the Parties that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code.  Each of the Parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a).  The Parties will file all tax returns and reports consistent with such treatment except to the extent required pursuant to a “determination” as defined in Section 1313(a) of the Code.

9.6                               Tax Claims.  Buyer agrees to give written notice to the Representative of the receipt of any notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action by any Tax authority, in respect of which an indemnity may be sought by Buyer pursuant to this Agreement or any matter for which the Shareholder otherwise could be liable to any Tax authority for any Pre-Closing Tax Period (a “Tax Claim”).  Buyer shall control the contest or resolution of any such Tax Claim; provided, however, that (i) Buyer shall keep the Representative reasonably informed of the status of such Tax Claim, (ii) Buyer shall obtain the prior written consent of the Representative before entering into any settlement of a Tax Claim or ceasing to defend such claim, and (iii) the Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne by the Shareholder.

ARTICLE X
CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUB

The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by Buyer:

10.1                        Accuracy of Representations and Warranties.  The representations and warranties of the Company and the Shareholder contained in this Agreement and any documents, certificates or other writings delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

10.2                        Compliance with Obligations.  Each of the Company and the Shareholder shall have performed in all material respects all of its/his obligations required to be performed under this Agreement at or prior to the Closing.

10.3                        No Adverse Proceeding.  No Proceeding by any Governmental Authority shall be pending against the Company wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

10.4                        Payoff Letters.  The Company shall have received payoff letters from the holders of all Funded Debt listed on Schedule 3.2(c) (the “Payoff Letters”) that (i) reflect the amounts required in order to pay in full all such Funded Debt outstanding as of the Closing and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company shall be terminated and of no further force and effect.

10.5                        No Material Adverse Effect.  Since the date of this Agreement, there shall not have been, individually or in the aggregate, a Material Adverse Effect.

10.6                        Consents and Approvals.  All of the consents or notifications set forth in Schedule 10.6 shall have been obtained or made at or prior to the Closing.

10.7                        Shareholder Consent.  The Shareholder shall have approved this Agreement and the transactions contemplated hereby pursuant to a written consent, a copy of which is attached hereto as Exhibit C.

10.8                        Employment Agreement and Offer Letters.  The Company shall have entered into a satisfactory employment agreement with Howard P. Walthall, Jr. which shall become effective at the Effective Time, in substantially the form attached hereto as Exhibit D and shall have entered into employment offer letters with each of Gregory J. Yager, Jennifer B. Crump and Jim Marchesi.

10.9                        Simple IRA Plan Termination.  The Company shall have delivered a true, correct and complete copy of resolutions adopted at least one day prior to the Closing by the board of directors of the Company authorizing the termination of the Company’s Simple IRA Plan administered by Raymond James Financial.

10.10                 Transition Services Agreement.  The Surviving Company and Nutech Spine, Inc. shall have entered into the Transition Services Agreement in substantially the form attached hereto as Exhibit E.

10.11                 Termination of Employment Agreements.  The Employment Agreement dated as of July 29, 2016 by and between the Company and Howard P. Walthall, Jr., the Employment Agreement dated as of July 29, 2016 by and between the Company and Gregory J. Yager, the Employment Agreement dated as of January 1, 2013 by and between the Company and Jennifer B. Crump, the Employment Agreement dated as of May 27, 2016 by and between the Company and Jim Marchesi shall have each been terminated effective as of the Closing Date.

10.12                 Release of Investment Bank.  Alpha Investment Holdings LLC shall have delivered a release to the Company in a form reasonably acceptable to Buyer.

10.13                 NuTech Co-Existence and License Agreement.  The Company and NuTech Spine, Inc. shall have entered into the NuTech Co-Existence and License Agreement in substantially the form attached hereto as Exhibit F.

10.14                 Asset Transfer Agreement.  The Company and NuTech Spine, Inc. shall have entered into and closed the transactions contemplated by the Asset Transfer Agreement attached hereto as Exhibit G.

ARTICLE XI
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER

The obligation of the Company, the Shareholder and the Company Payees to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by the Company:

11.1                        Accuracy of Representations and Warranties.  The representations and warranties of Buyer and Merger Sub contained in this Agreement and any documents, certificates or other writings delivered pursuant hereto shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

11.2                        Compliance with Obligations.  Each of Buyer and Merger Sub shall have performed in all material respects all of its obligations required to be performed under this Agreement at or prior to the Closing.

11.3                        No Adverse Proceeding.  No Proceeding by any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

11.4                        No Buyer Material Adverse Effect.  Since the date of this Agreement, there shall not have been, individually or in the aggregate, a Buyer Material Adverse Effect.

11.5                        Subordination Agreements.  Buyer and each stockholder of Buyer holding indebtedness of Buyer as of the date hereof shall have entered into a Subordination Agreement in substantially the form attached hereto as Exhibit H.

ARTICLE XII
SURVIVAL; INDEMNIFICATION

12.1                        Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants contained in this Agreement shall survive the Closing as follows:

(a)                                 all covenants contained in this Agreement shall survive the Closing until fully performed;

(b)                                 the representations and warranties contained in Section 5.15 (Tax Matters) shall survive until thirty (30) days following the expiration of the applicable statute of limitations (including any extension thereof);

(c)                                  the representations and warranties contained in Section 4.1 (Corporate Status), Section 4.2 (Power and Authority), Section 4.3 (Enforceability), Section 4.4 (Capitalization; Stock Ownership), Section 4.10 (Brokers), Section 5.1 (Corporate Status), Section 5.2 (Power and Authority), Section 5.3 (Enforceability), Section 5.4 (Capitalization; Stock Ownership), Section 5.5 (Subsidiaries), Section 5.22 (No Brokers), Section 6.1 (Organization and Authority of the Shareholder), Section 6.2 (Stock Ownership) and Section 6.5 (Brokers) shall survive the Closing indefinitely or until the latest date permitted by Law (collectively and together with Section 5.15 (Tax Matters), the “Fundamental Representations”) and the representations and warranties contained in Section 5.11(b) (Sufficiency of and Title to Assets), Section 5.14 (Employee Benefit Plans), Section 5.18 (Affiliated Transactions), Section 5.20 (Intellectual Property), Section 5.27 (Other Regulatory Matters) and Section 5.28 (Health Care Law Matters) shall survive the Closing and terminate and be of no further force and effect on the date that is three (3) years after the Closing Date (collectively the “Significant Representations”); and

(d)                                 all other representations and warranties contained in this Agreement, shall terminate and be of no further force and effect on the date that is fifteen (15) months after the Closing Date.

No claim may be made for indemnification hereunder for breach of any representations, warranties or covenants after the expiration of the survival period applicable to such representation, warranty and covenant set forth above; provided, that if a Buyer Indemnitee or a Seller Indemnitee, as applicable, delivers written notice to the other party of an indemnification claim for a breach of the representations, warranties and covenants (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification and, if known, an estimate and calculation of the amount of Losses resulting therefrom) within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined. The representations and warranties in this Agreement or in any other documents and agreements executed and delivered in connection with this Agreement shall in no event be affected by an investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, managers, equityholders, employees or agents or the acceptance by a party of any certificate hereunder.

12.2                        Indemnification Provisions for Benefit of Buyer.

(a)                                 Subject to the terms and conditions of this ARTICLE XII, from and after the Closing the Shareholder and each Company Payee will, jointly and severally, indemnify and hold harmless Buyer, Merger Sub, the Surviving Company, each of their respective Subsidiaries, each of their respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) from and against any Losses that any Buyer Indemnitee incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this ARTICLE XII prior to the end of any applicable survival period) resulting from, arising in connection with or caused by:

(i)                                     any breach or inaccuracy of any representation or warranty made by the Company and/or the Shareholder and the Company Payees in ARTICLE V, or by the Shareholder in ARTICLE VI or in any certificate delivered hereunder by the Company or the Shareholder, as applicable;

(ii)                                  any Taxes of the Company attributable to the Pre-Closing Tax Period (including any reasonable expenses incurred by Buyer in connection with the contest or resolution of any Tax Claim) and any Taxes attributable to the consummation of the transactions contemplated under this Agreement, but excluding any Taxes included in the calculation of Working Capital;

(iii)                               50% of Transfer Taxes which the Shareholder and the Company Payees are liable pursuant to Section 9.3;

(iv)                              the Spin-Out, including any liabilities assumed by NuTech Spine, Inc. in connection with the Spin-Out;

(v)                                 the litigation captioned “MiMedx Group, Inc. v. Nutech Medical, Inc. et al” in the U.S. District Court, Northern District of Alabama (Southern) (case number 2:15-cv-00369-VEH)(the “MiMedx Litigation”);

(vi)                              claims or denials for cases worked by Musculoskeletal Clinical Regulatory Advisors;

(vii)                           any breach of any covenant or agreement of the Company and the Shareholder, any Company Payee or the Representative in this Agreement; or

(viii)                        fraud of the Company or the Shareholder.

(b)                                 With respect to the matters described in Section 12.2(a)(i) the aggregate maximum amount of Losses recoverable by the Buyer Indemnitees shall in no event exceed $4.4 million; provided, that, if there are indemnifiable Losses resulting from breaches of Significant Representations, such $4.4 million limit shall be increased by the amount of indemnifiable Losses resulting from breaches of Significant Representations up to a maximum increase of $17.6 million to a limit of $22 million; provided, further, that the foregoing limitations shall not apply to indemnifiable Losses resulting from breaches of the Fundamental Representations.

(c)                                  Notwithstanding anything herein to the contrary, the forfeiture of any amount of Restricted Equity Consideration pursuant to Section 3.4(c) and Section 3.4(d), if any, during the time period set forth in Section 3.4(c) and Section 3.4(d), shall be deemed the sole and exclusive remedy of Buyer and Buyer Indemnitees with respect to any amount of Losses resulting from a determination by the FDA that a BLA, PMA, 510(k) or other pre-authorization or preapproval is required for the marketing of the Company’s NuCel or ReNu products, and, as a result, Buyer Indemnitees shall have no indemnification rights under this Section 12 with respect to Losses resulting from such an FDA determination.

(d)                                 Any amount of Losses recoverable by Buyer shall be satisfied by the Shareholder and each Company Payee on a joint and several basis; provided, that, notwithstanding anything herein to the contrary, each Seller Indemnitee’s aggregate liability under, or related to, this Agreement shall in no event exceed the value of the total amount of the Merger Consideration actually paid or payable to such Seller Indemnitee individually pursuant to this Agreement.

12.3                        Indemnification Provisions for Benefit of the Shareholder and each Company Payee.

(a)                                 Subject to the terms and conditions of this ARTICLE XII, from and after the Closing Buyer will indemnify and hold harmless the Shareholder and each Company Payee, and of their successors and assigns (the “Seller Indemnitees”) from and against any Losses that any Seller Indemnitee may incur (provided that an indemnification claim with respect to such Losses is made pursuant to this ARTICLE XII prior to the end of any applicable survival period) resulting from or caused by (i) any breach or inaccuracy of any representation or warranty made by Buyer or Merger Sub in ARTICLE IV or in any certificate delivered hereunder by Buyer; (ii) any breach of any covenant or agreement of Buyer or Merger Sub in this Agreement; or (iii) fraud of Buyer or Merger Sub.

(b)                                 With respect to the matters described in Section 12.3(a)(i), the aggregate maximum liability of Buyer shall be $11 million; provided, that the foregoing limitation shall not apply to any indemnifiable Losses resulting from breaches of the Fundamental Representations.

12.4                        Matters Involving Third Parties.

(a)                                 If any third party notifies any Party (the “Indemnified Party”) of a matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this ARTICLE XII, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing, describing the claim in reasonable detail (to the extent then known), the amount thereof (if known and quantifiable) and the basis of the claim; provided, that the failure to so promptly notify the Indemnifying Party shall not limit the indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure.

(b)                                 Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, including the MiMedx Litigation, at such Indemnifying Party’s expense, and at its option will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that (x) the Indemnifying Party must acknowledge that it would have an indemnity obligation for Losses resulting from such Third Party Claim as provided under, and subject to the limitations in, this ARTICLE XII and (y) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, except that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than as set forth below).  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in the previous sentence within 30 days of receipt of notice of the Third Party Claim pursuant to the first sentence of this Section 12.4, (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (iv) the amount of Losses sought pursuant to the Third Party Claim exceeds the Losses for which the Indemnified Party is entitled to indemnification hereunder.  If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party will not consent to the entry of any judgment, enter into any settlement or issue or permit any public statement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement involves solely the payment of money damages, does not impose an injunction or other equitable relief upon the Indemnified Party and provides for the express and unconditional release of the Indemnified Party from all liabilities and obligations with respect to such claim with prejudice, in which case no consent will be required as to such judgment or settlement; provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.  An Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party; provided that such consent shall not be required in the event that such settlement expressly releases the Indemnifying Party from all liabilities and obligations with respect to such claim.  The Indemnified Party will cooperate with the Indemnifying Party and its counsel in the review, investigation and defense of any such claim, shall make available its personnel, and shall provide such testimony and access to its books and records as is reasonably requested by the Indemnifying Party in connection therewith.

(c)                                  The procedures in this Section 12.4 shall not apply to direct claims of Indemnified Parties.

(d)                                 Notwithstanding the forgoing, in the event of a conflict between this Section 12.4 and Section 9.6, Section 9.6 shall prevail, govern and control.

12.5                        Non-Third Party Matters.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

12.6                        Determination of Losses.  The amount of any Loss subject to indemnification under this ARTICLE XII shall be calculated net of any insurance proceeds actually received by the Indemnified Party on account of such Loss (net of the present value of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of the Loss and all reasonable costs and expenses incurred in recovering such insurance proceeds with respect to such Loss).

12.7                        Exclusive Remedy.  The Parties acknowledge and agree that, after the Closing, the indemnification provisions in this ARTICLE XII shall be the sole and exclusive remedy of the Parties and their Affiliates with respect to any claim related to or arising from this Agreement, the negotiation and execution of this Agreement, the performance by the Parties of their respective obligations hereunder, and the transactions contemplated by this Agreement; provided, however, that with respect to: (i) a determination by the FDA that a BLA, PMA, 510(k) or other pre-authorization or preapproval is required for the marketing of the Company’s NuCel or ReNu products, the forfeiture provisions contained in Section 3.4(c) and Section 3.4(d) shall be the sole and exclusive remedy of the Buyer and Buyer Indemnitees and (ii) a termination of this Agreement pursuant to Section 15.1(e), the payment of a Reverse Break-up Fee pursuant to Section 15.1(e) shall be the sole and exclusive remedy of the Company and the Seller

Indemnitees.  The Parties may not avoid the limitations on liability, recovery and recourse set forth in this ARTICLE XII by seeking damages for breach of contract, tort or pursuant to any other theory or liability.  Notwithstanding anything to the contrary in this Agreement, (a) the Seller Indemnitees’ aggregate liability under, or related to, this Agreement shall in no event exceed the value of the total amount of the Merger Consideration actually paid or payable pursuant to this Agreement and (b) the Buyer Indemnitees’ aggregate liability under, or related to, this Agreement shall in no event exceed the value of Buyer Common Stock issued or issuable (valuing Buyer Common Stock at a per share price equal to the Buyer Common Stock Closing Date Value).  Nothing in this Section 12.7 shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 16.10.

12.8                        Satisfaction of Losses.

(a)                                 Except as otherwise provided in this ARTICLE XII, any Losses for which a Buyer Indemnitee is entitled to indemnification with respect to the matters described in Section 12.2(a)(i) shall be satisfied by: (i) deducting an amount of such Losses from the Post-Closing Cash Consideration and the Interest Payment that remains unpaid as of such date equal to the product of (x) the Cash Ratio (as defined below) multiplied by (y) the aggregate amount of such Losses (the “Cash Loss Allocation Amount”) and (ii) the forfeiture by the Shareholder of a portion of the Equity Consideration (a number of shares of Buyer Common Stock rounded down to the nearest whole share) equal to (A) the product of (x) the Equity Ratio (as defined below) multiplied by (y) the aggregate amount of such Losses (the “Equity Loss Allocation Amount”), divided by (B) the Buyer Common Stock Closing Date Value, provided that, with respect to the amounts set forth in (i) above, unpaid Interest Payment amounts shall be deducted before any amount of Post-Closing Cash Consideration.  Notwithstanding the foregoing, (i) Buyer may, in its sole discretion, to the extent the Shareholder and each Company Payee has received Post-Closing Cash Consideration, require that the Shareholder and each Company Payee satisfy the Cash Loss Allocation Amount by paying, on a joint and several basis, such amount (up to the amount of Post-Closing Cash Consideration received by the Shareholder or Company Payee at the time) to Buyer no later than fifteen (15) calendar days after the final determination of such Losses instead of deducting such amount from the unpaid Post-Closing Cash Consideration and (ii) the Shareholder may elect in his sole and absolute discretion to satisfy any amount of Losses exclusively in cash in lieu of the forfeiture of any Buyer Common Stock.

For purposes of this Section 12.8(a), “Cash Ratio” means a fraction, the numerator of which is 20 and the denominator of which is 55 and “Equity Ratio” means a fraction, the numerator of which is 35 and the denominator of which is 55; provided, however, that if the payment of Cash Consideration or the forfeiture of Equity Consideration would otherwise cause the aggregate amount of Equity Consideration payable to the Shareholder under this Agreement to drop below forty percent (40%) of the total Merger Consideration, then the Cash Ratio and Equity Ratio shall be automatically adjusted if, when and as necessary to preserve the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, such that the relevant portion of any payment required to be made in Cash Consideration shall be instead paid in Equity Consideration (or the amount of any required Equity Consideration to be forfeited shall be paid in Cash Consideration instead of Equity Consideration) so the Equity Consideration is at all times equal to at least forty percent (40%) of the total Merger Consideration paid on a cumulative basis to the Shareholder under this Agreement.

(b)                                 In the event that a portion of the Equity Consideration is forfeited pursuant to Section 12.8(a) the Shareholder covenants and agrees to promptly, but in any event no later than five (5) calendar days after final determination of such Losses, surrender the original stock certificate(s) representing such forfeited portion of the Equity Consideration to Buyer together with an executed stock transfer power in substantially the form attached hereto as Exhibit I, so that such original stock certificate(s) may be cancelled. Buyer covenants and agrees that, promptly following the delivery of the original stock certificate(s) representing the Equity Consideration together with an executed stock transfer power pursuant to the immediately preceding sentence of this Section 12.8(b), it shall issue a new original stock certificate to the Shareholder representing the portion (if any) of the Equity Consideration that remains outstanding after giving effect to the forfeiture of a portion of Equity Consideration pursuant to Section 12.8(b).

12.9                        Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in ARTICLE X or ARTICLE XI, as the case may be.

12.10                 Other Indemnification Matters.  All indemnification payments under this ARTICLE XII will be deemed adjustments to the Merger Consideration including for federal, state, local and foreign Tax purposes, except as otherwise required by applicable Law.

ARTICLE XIII
PUT RIGHT; CALL RIGHT

13.1                        Grant of Put Right.

(a)                                 Right to Sell. Subject to the terms and conditions of this Agreement, on the second anniversary of the Closing Date, the Shareholder shall have the right (the “Put Right”), but not the obligation, to cause Buyer to purchase up to fifty percent (50%) of the shares of Buyer Common Stock representing the Non-Restricted Equity Consideration that are outstanding at such time and are held by the Shareholder (the “Put Right Shares”) at a price per share equal to the Buyer Common Stock Closing Date Value (the “Put Purchase Price”)

(b)                                 Procedures.

(i)                                     If the Shareholder desires to sell any of the Put Right Shares pursuant to Section 13.1(a), the Shareholder shall deliver to Buyer during the period beginning (90) days prior to and ending on the second anniversary of the Closing Date a written, unconditional and irrevocable notice (the “Put Exercise Notice”) exercising the Put Right and specifying the number of Put Right Shares to be sold (the “Put Shares”) by the Shareholder.

(ii)                                  By delivering the Put Exercise Notice, the Shareholder represents and warrants to the Company that (A) the Shareholder has full right, title and interest in and to the Put Shares, (B) the Shareholder has all the necessary power and authority and has taken all necessary action to sell such Put Shares as contemplated by this Section 13.1, and (C) the Put Shares are free and clear of any and all Liens (other than such Liens as contemplated by this Agreement).

(iii)                               The closing of any sale and purchase of Put Shares pursuant to this Section 13.1 shall take place no more than ninety (90) days after the date of the Put Exercise Notice (or the next Business Day if such day is not a Business Day) (the “Put Right Closing Date”).

(c)                                  Consummation of Sale. Buyer will pay the Put Purchase Price for the Put Shares to the Shareholder by wire transfer of immediately available funds in lawful U.S. currency on the Put Right Closing Date.

(d)                                 Cooperation. Buyer and the Shareholder each shall take all actions as may be reasonably necessary to consummate the purchase and sale contemplated by this Section 13.1, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e)                                  Closing. At the closing of any sale and purchase pursuant to this Section 13.1, the Shareholder shall deliver to Buyer a certificate or certificates representing the Put Shares, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Put Purchase Price.

13.2                        Grant of Call Right.

(a)                                 Right to Purchase. Subject to the terms and conditions of this Agreement, on the second anniversary of the Closing Date, the Company shall have the right (the “Call Right”), but not the obligation, to cause the Shareholder to sell up to fifty percent (50%) of the shares of Buyer Common Stock representing the Non-Restricted Equity Consideration that are outstanding at such time and are held by the Shareholder (the “Call Right Shares”) at a price per share equal to the Buyer Common Stock Closing Date Value (the “Call Purchase Price”).

(b)                                 Procedures.

(i)                                     If the Company desires to purchase any of the Call Right Shares pursuant to Section 13.2(a), the Company shall deliver to the Shareholder during the period beginning (90) days prior to and ending on the second anniversary of the Closing Date a written, unconditional and irrevocable notice (the “Call Exercise Notice”) exercising the Call Right and specifying the number of Call Right Shares to be purchased (the “Call Shares”) by the Company.

(ii)                                  The Shareholder shall, at the closing of any sale and purchase consummated pursuant to this 13.2(b), represent and warrant to the Company that (A) the Shareholder has full right, title and interest in and to the Call Shares, (B) the Shareholder has all the necessary power and authority and has taken all necessary action to sell such Call Shares as contemplated by this Section 13.2, and (C) the Call Shares are free and clear of any and all Liens (other than such Liens as contemplated by this Agreement).

(iii)                               The closing of any sale and purchase of Call Shares pursuant to this Section 13.2 shall take place no more than ninety (90) days after the date of the Call Exercise Notice (or the next Business Day if such day is not a Business Day) (the “Call Right Closing Date”).

(c)                                  Consummation of Sale. Buyer will pay the Call Purchase Price for the Call Shares to the Shareholder by wire transfer of immediately available funds in lawful U.S. currency on the Call Right Closing Date.

(d)                                 Cooperation. The Shareholder each shall take all actions as may be reasonably necessary to consummate the sale and purchase contemplated by this Section 13.2, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e)                                  Closing. At the closing of any sale and purchase pursuant to this Section 13.2, the Shareholder shall deliver to Buyer a certificate or certificates representing the Put Shares, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Put Purchase Price.

ARTICLE XIV
DEFINITIONS

14.1                        Defined Terms.  As used herein, the following terms shall have the following meanings:

“510(k)” means a Premarket Notification submitted to the FDA in accordance with 21 U.S.C. § 360(k) and the FDA’s implementing regulations at 21 C.F.R. Part 807.  As used herein, the term includes any traditional, abbreviated or special 510(k), as those terms are applied by the FDA.

“ABNC” has the meaning set forth in the Recitals.

“Accounting Principles” has the meaning set forth in Section 3.6.

“Acquisition Proposal” means any written inquiry, proposal or offer from any Person (other than Buyer or Merger Sub) relating to, or any third party indication of interest in, any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company (excluding sales of assets in the ordinary course of business consistent with past practice) equal to fifteen percent (15%) or more of the value of the assets of the Company or to which fifteen percent (15%) or more of the revenues or earnings of the Company are attributable, (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, fifteen percent (15%) or more of the equity securities of the Company, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving substantially all of the Company; in each case, other than the transactions contemplated by this Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, examination or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Transaction” has the meaning set forth in Section 5.18.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Authorized Action” has the meaning set forth in the Section 16.13(c).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.3.

“BLA” means a Biologics License Application submitted to the FDA pursuant to Section 351 of the Public Health Service Act (42 U.S.C. § 262) and the FDA’s implementing regulations at 21 C.F.R. Part 601.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Boston, Massachusetts are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” means the common stock of Buyer, par value $0.001 per share.

“Buyer Common Stock Closing Date Value” means $18.84 per share of Buyer Common Stock, as appropriately adjusted if after the date of this Agreement, Buyer Common Stock is changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer and Merger Sub to the Company and the Shareholder on the date hereof regarding certain exceptions to the representations and warranties in ARTICLE IV hereof.

“Buyer Financial Statements” has the meaning set forth in Section 4.7.

“Buyer Indemnitees” has the meaning set forth in Section 12.2(a).

“Buyer Intellectual Property” means all Intellectual Property owned or purported to be owned by or exclusively licensed to Buyer.

“Buyer Material Adverse Effect” means any change, event, circumstance, state of facts or effect that (x) individually or in the aggregate, has had, or would reasonably be expected to have,  a material adverse effect on the business, assets, condition (financial or otherwise), operations or results of operations of Buyer or (y) that would reasonably be expected to prevent the consummation of the Merger or the other transactions contemplated by this Agreement,  provided, that none of the following shall be taken into account in determining whether there has been or will be, a Buyer Material Adverse Effect: (a) conditions generally affecting the industry in which Buyer participates, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which Buyer operates; (b) Buyer’s compliance with the terms of, or the taking of any action required by, this Agreement or approved by the Company; (c) any change in accounting requirements or principles; or (d) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; provided, however, that the changes, events, circumstances, state of facts or effects set forth in clause (a) shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred to the extent, and only to the extent, the change, event, circumstance, state of facts or effect has a disproportionately adverse effect on Buyer, compared to the effect on other participants in industries in which Buyer operates generally.

“Buyer Related Parties” has the meaning set forth in Section 15.2.

“Call Exercise Notice” has the meaning set forth in Section 13.2(b)(i).

“Call Purchase Price” has the meaning set forth in Section 13.2(a).

“Call Right” has the meaning set forth in Section 13.2(a).

“Call Right Closing Date” has the meaning set forth in Section 13.2(b)(iii).

“Call Right Shares” has the meaning set forth in Section 13.2(a).

“Call Shares” has the meaning set forth in Section 13.2(b)(i).

“Capital Stock” has the meaning set forth in the Recitals.

“Cash Amount” means, as of immediately prior to the Effective Time, all cash, cash equivalents and marketable securities (other than restricted cash) held by the Company at such time determined in accordance with the Accounting Principles.

“Cash Consideration” has the meaning set forth in Section 1.1.

“Cash Loss Allocation Amount” has the meaning set forth in Section 12.8(a).

“CERCLA” has the meaning set forth in Section 5.10(f).

“Certificates” has the meaning set forth in Section 2.8.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Consideration” has the meaning set forth in Section 1.1.

“Closing Cash Payment” means, without duplication, the amount equal to (a) the Closing Cash Consideration, plus (b) the Cash Amount (if a positive number or zero), minus (c) the absolute value of the Cash Amount (if a negative number) minus (d) the outstanding amount of all Funded Debt as of the Closing, minus (e) the Transaction Expenses, minus (f) the Working Capital Deficit, if any, plus (g) the Working Capital Surplus, if any.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 3.5(b)(i).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Law.

“Code” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in Section 2.7(a).

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by or exclusively licensed to the Company, including the Registered Intellectual Property.

“Company Intellectual Property Agreements” has the meaning set forth in Section 5.20(c).

“Company Licensed Intellectual Property” has the meaning set forth in Section 5.20(c).

“Company Permits” has the meaning set forth in Section 5.12(c).

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company as of the Closing Date, including any such products manufactured by the Company or an unaffiliated third party, including NuCel, NuShield, Affinity, Renu, products used with NuCel for spinal fusion procedures, Fiber OS, DF Demineralized Fibers, Osteoln and Osteoconductive Matrix Plus.

“Company Payee” has the meaning set forth in Section 2.7(b).

“Company Related Parties” has the meaning set forth in Section 15.2.

“Competitive Business” means any business in which a third party generates gross revenues during its most recent fiscal year from the sale of products derived from amniotic or placental tissues or fluids.

“Confidentiality Agreement” means that certain Letter Agreement dated as of January 16, 2017 by and between Buyer and the Company.

“Contract” means any contract or other legally binding agreement (whether written or oral).

“Current Assets” means without duplication (i) all prepaid expenses and deposits of the Company as of the time of the calculation, (ii) the accounts receivable and inventory of the Company as of the time of the calculation and (iii) all other current assets of the Company as of the time of the calculation, in each case determined in accordance with the Accounting Principles; provided, however, that Current Assets shall not include (i) any items included within the determination of the Cash Amount or (ii) any items that are a part of the business that is included in the Spin-Out.

“Current Liabilities” means without duplication the accounts payable and other current liabilities of the Company as of the time of the calculation, including the Employee Liabilities, in each case determined in accordance with the Accounting Principles; provided, however, that Current Liabilities shall not include (i) any items included within the determination of Transaction Expenses or Funded Debt or (ii) any items that are part of the business that is included in the Spin-Out.

“Designated Courts” has the meaning set forth in Section 16.9(a).

“DGCL” has the meaning set forth in the Recitals.

“Direct Claim” has the meaning set forth in Section 12.5.

“Disclosure Schedule” means the disclosure schedule delivered by the Shareholder and the Company to Buyer on the date hereof regarding certain exceptions to the representations and warranties in ARTICLE V hereof.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Liabilities” means without duplication, (i) any liabilities as of immediately prior to the Effective Time for wages or salary, commissions, benefits, perquisites, bonuses, incentive compensation, stock appreciation rights, reimbursements or any other compensation to any current or former director, officer, employee, individual independent contractor or individual consultant of the Company or to any other Person having such a relationship with the Company,  (ii) any severance or change in control payments due to any current or former director, officer, employee, individual independent contractor or individual consultant of the Company and (iii) any Taxes payable by the Company (including payroll Taxes) in connection with any of the foregoing, which liabilities as of immediately prior to the Effective Time shall be determined in accordance with the Accounting Principles.

“End Date” means the date that is 15 days after the date of this Agreement.

“Environmental Claim” means Action, order by a Governmental Authority, lien, fine, penalty or, as to each, any settlement agreement or judgment arising therefrom, by or from any Person alleging liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal, monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on, resulting from or pursuant to: (a) any Environmental Law, (b) the Release of or exposure to any Hazardous Material; or (c) any actual or alleged non-compliance with any Environmental Law or term or condition of any permit issued pursuant to Environmental Laws.

“Environmental Laws” means any applicable foreign, federal, state or local Laws concerning pollution; preservation or protection of natural resources and the environment (including indoor and ambient air, soil, sediment, surface water, groundwater, wetlands, land or subsurface strata); and protection of human health and safety in respect of Hazardous Materials.

“Equity Consideration” has the meaning set forth in Section 1.1.

“Equity Loss Allocation Amount” has the meaning set forth in Section 12.8(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (a) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which the Company is a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company, (c) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member, or (d) an entity required to be aggregated with the Company pursuant to Section 414(o) of the Code.

“Estimated Closing Cash Payment” has the meaning set forth in Section 3.5(a).

“FDA” means the United States Food and Drug Administration.

“15-Month Cash Consideration” has the meaning set forth in Section 1.1.

“Financial Statements” has the meaning set forth in Section 5.7(a).

“Fundamental Representations” has the meaning set forth in Section 12.1(c).

“Funded Debt” means, without duplication, all obligations of the Company (a) for indebtedness for borrowed money (including any indebtedness under the Company’s line of credit with First Partners Bank and any indebtedness accessed by credit cards) and any accrued interest or prepayment premiums or penalties or fees, costs and expenses related thereto, (b) under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for as capital leases in accordance with GAAP, (c) under any interest rate, foreign exchange, commodity or other swap arrangement, hedge, including any breakage costs associated therewith, (d) for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (e) for amounts in respect of the reimbursement of any obligator under any letter of credit, surety bond, banker’s acceptance, including any fees related to such obligations (in each case only to the extent drawn), (f) for accrued bonuses payable to employees and all bonuses, if any, payable in connection with the transactions contemplated by this Agreement, and (g) for indebtedness of another Person of the type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by the Company.  Notwithstanding the foregoing, “Funded Debt” shall not include any amounts included in Transaction Expenses or any item taken into account in the calculation of Working Capital or the Cash Amount. For the avoidance of doubt, Funded Debt shall not include any indebtedness incurred by the Company from and after the Closing at the request of Buyer or any of its Affiliates in connection with the consummation of the Merger.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the Financial Statements.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, certificate of formation, by-laws, limited liability company operating agreement or other organizational documents of such Person.

“Governmental Authority” means any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

“Governmental Authorization” means any permit, license, approval, certificate or other permission issued or given by any Governmental Authority in accordance with applicable Law.

“Hazardous Materials” means any chemical, substance, material or waste (regardless of physical form or concentration) that (a) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or otherwise deleterious to living things or the environment, (b) is defined, listed, restricted or otherwise regulated under Environmental Law due to its dangerous or deleterious properties or characteristics, including chemicals, materials, substances or wastes defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “contaminants,” “toxic chemicals,” “toxins,” “hazardous chemicals,” “extremely hazardous substances,” “pesticides,” “oil.” Without limiting the foregoing, Hazardous Materials include petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, and urea formaldehyde foam insulation.

“HCT/P” means any human cells, tissues, or cellular or tissue-based product regulated by the FDA pursuant to Section 361 of the Public Health Service Act (42 U.S.C. § 264) and the FDA’s implementing regulations codified at 21 C.F.R. Part 1271, whether or not also regulated as a drug, device or biologic under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.).

“Health Care Law” means any applicable Law relating to health care regulatory matters, including (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse Amendments,” and which include the federal Anti-Kickback Statute (b) 42 U.S.C. § 1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (c) 31 U.S.C. §§ 3729 et seq., which is commonly referred to as the “Federal False Claims Act,” (d) Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., and all regulations promulgated thereunder, (g) the Clinical Laboratory Improvement Amendments, and all regulations promulgated thereunder, including 42 C.F.R. Part 493, (h) quality, safety, and accreditation standards and requirements of any Governmental Authority, (i) The Patient Protection and Affordable Care Act (H.R. 3590), as amended by the Health Care and Education Reconciliation Act (H.R. 4872), (j) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (k) applicable state anti-kickback, fee-splitting and patient brokering laws, and state false claims acts (l) state information privacy and security laws, (m) state laws governing the licensure and operation of clinical laboratories, and (n) any and all other applicable Laws related to healthcare, manual provisions, policies and administrative guidance, as each of the foregoing may be amended, modified, or supplemented from time to time, and any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Health Care Professional” means any Person (e.g., hospital or hospital purchase manager, physician, medical practice group or medical practice group manager, group purchasing organization or third-party payor) that purchases, leases, recommends, uses, prescribes or arranges for the purchase or lease of the Company Products or related services or similar products or services.

“Healthcare Programs” has the meaning set forth in Section 5.28(g).

“Indemnified Party” has the meaning set forth in Section 12.4(a).

“Indemnifying Party” has the meaning set forth in Section 12.4(a).

“Independent Auditor” has the meaning set forth in Section 3.5(b)(i).

“In-Licenses” has the meaning set forth in Section 5.20(c).

“Insurance Policies” has the meaning set forth in Section 5.16.

“Intellectual Property’’ means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Interest Payment” has the meaning set forth in Section 1.1.

“IRB” has the meaning set forth in Section 5.27(h).

“IT Systems” has the meaning set forth in Section 5.20(g).

“Knowledge” when used to qualify any representation or warranty, means that such Party has no knowledge that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty.  For the purpose of this definition, the “Knowledge” of the Company means the actual knowledge after reasonable inquiry of Kenneth L. Horton and Howard P. Walthall, Jr.  The “Knowledge” of Buyer means the actual knowledge after reasonable inquiry of Gary Gillheeney and Timothy Cunningham.

“Latest Balance Sheet” has the meaning set forth in Section 5.7(a).

“Law” means any federal, state, local, municipal or foreign order, judgment, decree, constitution, law (including common law), ordinance, rule, regulation, statute or treaty enforceable by any applicable Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.11(c).

“Lien” means any lien, license, charge, mortgage, pledge, security interest or other encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws).

“Loss” means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, Tax, fine or other loss or out-of-pocket expense (including reasonable attorneys’, accountants’, consultants’ and other advisors’ fees), whether or not arising out of a third party claim, against or affecting such Person; provided, that the Parties agree that “Loss” shall not include consequential damages that are not reasonably foreseeable under the circumstances, special damages, punitive damages or indirect damages (including diminution in value) (other than any such special, punitive, indirect or unforeseeable consequential damages actually paid to a third party).

“Material Adverse Effect” means any change, event, circumstance, state of facts or effect that (x) individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise), operations or results of operations of the Company or (y) that would reasonably be expected to prevent the consummation of the Merger or the other transactions contemplated by this Agreement, provided, that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) the conditions generally affecting the industry in which the Company participates, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Company operates; (b) the Company’s compliance with the terms of, or the taking of any action required by, this Agreement or approved by Buyer; (c) any change in accounting requirements or principles; or (d) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; provided, however, that the changes, events, circumstances, state of facts or effects set forth in clause (a) shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, the change, event, circumstance, state of facts or effect has a disproportionately adverse effect on the Company, compared to the effect on other participants in industries in which the Company operates generally.

“Material Contracts” has the meaning set forth in Section 5.19(a).

“Material Customer” has the meaning set forth in Section 5.21(a).

“Material Vendor” has the meaning set forth in Section 5.23.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.1.

“Merger Consideration Payment Schedule” has the meaning set forth in Section 2.7(b).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Non-Restricted Equity Consideration” has the meaning set forth in Section 1.1.

“NuCel Equity Consideration” has the meaning set forth in Section 1.1.

“NuCel FDA Clearance” means the receipt by the Company, the Surviving Company or one of their respective Affiliates of written 510(k) clearance from the FDA providing that the Company’s NuCel product may be legally marketed.

“NuCel Removal Event” means the FDA notifies in writing the Company or the Surviving Company or one of the Surviving Company’s respective Affiliates that a valid BLA must be in effect to lawfully market the NuCel product.  For the avoidance of doubt, it shall not be a NuCel Removal Event if (i) the Company is allowed to continue to lawfully market the NuCel product while it is pursuing a BLA and (ii) a deadline, if any, imposed by the FDA to obtain a BLA while the product remains on the market may be reasonably met using commercially reasonable efforts, determined at the time the deadline is imposed or is subject to adjustment so that it may be reasonably met, and in any event is not less than three (3) years from the date of such imposition.

“Objection Disputes” has the meaning set forth in Section 3.5(b)(i).

“Objection Statement” has the meaning set forth in Section 3.5(b)(i).

“Out-Licenses” has the meaning set forth in Section 5.20(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payees” has the meaning set forth in the Section 16.13(a).

“Payoff Letters” has the meaning set forth in Section 10.4.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (c) zoning, entitlement, building and other land use regulations affecting real property (including Leased Real Property) imposed by any Governmental Authority which are not violated by the current use and operation of such real property (including Leased Real Property) and which are not, individually or in the aggregate, material to the business of the Company; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to real property (including the Leased Real Property) which do not materially impair the occupancy or use of the real property (including the Leased Real Property) for the purposes for which it is currently used or proposed to be used in connection with the business of the Company; (e) liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (f) nonexclusive licenses of Intellectual Property granted to customers in the ordinary course of business; (g) minor irregularities of title that do not materially detract from the value or use of the Company’s assets; (h) restrictions imposed by securities Laws that are generally applicable to securities that have not been registered or qualified with a Governmental Authority; (i) encumbrances permitted by this Agreement; and (j) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Personal Information” means any information related to an identified or identifiable natural person and does not meet the definition of de-identified as defined by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) section 164.514 (b)(2).

“Plans” means the employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, retention, change in control, severance, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement (in each case, whether or not subject to ERISA and whether or not reduced to writing) sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of its employees or former employees and their dependents or beneficiaries, or with respect to which the Company could reasonably expect to have any liability.

“Post-Closing Cash Consideration” has the meaning set forth in Section 1.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy Laws” means any laws, statutes, rules, regulations, codes, orders, decrees, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the United States or any other country having applicable jurisdiction or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing that relate to privacy, data protection or data transfer issues, including all implementing laws and regulations and all applicable state privacy, security, data protection and destruction, and data breach notification laws and regulations.

“Proceeding” means any litigation, suits, arbitration or similar proceeding.

“Prohibited Transaction” has the meaning set forth in ERISA 406 and Section 4975 of the Code.

“Put Exercise Notice” has the meaning set forth in Section 13.1(b)(i).

“Put Purchase Price” has the meaning set forth in Section 13.1(a).

“Put Right” has the meaning set forth in Section 13.1(a).

“Put Right Closing Date” has the meaning set forth in Section 13.1(b)(iii).

“Put Right Shares” has the meaning set forth in Section 13.1(a).

“Put Shares” has the meaning set forth in Section 13.1(b).

“QSR” has the meaning set forth in Section 5.27(a).

“Quarterly Cash Consideration” has the meaning set forth in Section 1.1.

“Registered Intellectual Property” means all the following Intellectual Property, in any jurisdiction throughout the world, owned by or registered in the name of the Company or any of its Subsidiaries: (a) patents, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (b) registered trademarks, service marks, trade names, service names, brand names, trade dress rights, and logos, (c) all registrations for Internet domain names, (d) registered copyrights, and (e) all applications for registration of the foregoing.

“Release” means any releasing, spilling, leaking pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substances or pollutant or contaminant as defined in CERCLA).

“Releasing Party” has the meaning set forth in Section 8.2.

“Released Party” has the meaning set forth in Section 8.2.

“Releasing Party Claims” has the meaning set forth in Section 8.2.

“ReNu Equity Consideration” has the meaning set forth in Section 1.1.

“ReNu FDA Clearance” means the receipt by the Company, the Surviving Company or one of their respective Affiliates of written 510(k) clearance from the FDA providing that the Company’s ReNu product may be legally marketed.

“Representative” has the meaning set forth in the Section 16.13(a).

“Restricted Equity Consideration” has the meaning set forth in Section 1.1.

“Restricted Nation” means the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iraq, Iran, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, Syria or Zimbabwe.

“Reverse Break-up Fee” has the meaning set forth in Section 15.1(e).

“Section 361 HCT/P” means an HCT/P regulated by the FDA solely under section 361 of the Public Health Service Act (42 U.S.C. § 264) and the FDA’s tissue regulations codified at 21 C.F.R. part 1271.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 12.3(a).

“Shareholder” has the meaning set forth in the Preamble.

“Significant Representations” has the meaning set forth in Section 12.1(c).

“Spin-Out” means the transactions described in that certain Asset Transfer Agreement by and between the Company and NuTech Spine, Inc. dated as of the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Surviving Company” has the meaning set forth in Section 2.1.

“Target Working Capital” means the average Working Capital of the Company as of December 31, 2016, January 31, 2017 and February 28, 2017.

“Tax Claim” has the meaning set forth in Section 9.6.

“Taxes” means (i) all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, duties, charges, levies, and similar assessments imposed by a Taxing Authority including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, estimated, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, severance, social security (including health, workers’ compensation and pension insurance), stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto (ii) any liability for the payment of any amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor liability, or as a result of the operation of Law, and (iii) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, assessment, suit, dispute, claim, or other Proceeding commenced, filed or otherwise initiated by a Taxing Authority or convened to investigate or resolve the existence and extent of a liability for Taxes.

“Tax Return” means any declaration, estimate, return, form, report, information statement, schedule, attachment or other document (including any related or supporting information) with respect to Taxes that is filed or required to be filed with any Taxing Authority, including any amendment thereof.

“Tax Sharing Agreement” means any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than any credit agreement, lease agreement or other commercial agreement the primary purpose of which does not relate to Taxes).

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 12.4(a).

“Transaction Expenses” means all costs, fees and expenses of third parties incurred (or owed or reimbursable) by the Company prior to or as of the Closing and related to the Merger, the Spin-Off or the efforts to sell the Company, whether incurred in connection with this Agreement or otherwise (including all such legal, accounting and investment banking fees or similar expenses related to the consummation of the Merger), in each case to the extent not paid prior to the Closing, including without limitation certain amounts set forth on Schedule 5.22 of the Disclosure Schedule.

“Transfer Taxes” has the meaning set forth in Section 12.2.

“Union” has the meaning set forth in Section 5.13(b).

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Deficit” means the amount by which the Working Capital as of immediately prior to the Effective Time is less than Target Working Capital.

“Working Capital Surplus” means the amount by which the Working Capital as of immediately prior to the Effective Time is greater than Target Working Capital.

“Year-End Financial Statements” has the meaning set forth in Section 5.13(a).

Other Definitional Provisions.  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  All references to “$” in this Agreement shall be deemed references to United States dollars.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

ARTICLE XV
TERMINATION; LIABILITY

15.1                        Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)                                 by mutual written consent of Buyer and the Company;

(b)                                 by Buyer, if there has been a violation or breach by the Company or the Shareholder of any covenant, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to complete the Closing set forth in ARTICLE X and (i) such violation or breach has not been waived by Buyer in writing; (ii) Buyer has provided written notice to the Company and the Shareholder of such violation or breach; and (iii) the Company and/or the Shareholder has not cured such violation or breach within ten (10) Business Days after receiving written notice thereof from Buyer; provided, however, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 15.1(b) if there has been a violation or breach of this Agreement by Buyer that has prevented or would prevent satisfaction of any conditions to the obligations of the Company and the Shareholder set forth in ARTICLE XI;

(c)                                  by Buyer, if the transactions contemplated hereby have not been consummated by the End Date; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 15.1(c) if (i) all of the conditions to Buyer’s and Merger Sub’s obligations to consummate the Closing under ARTICLE X have been satisfied as of such End Date other than the conditions set forth in Section 10.6 and any such conditions which by their nature are to be satisfied by the Closing Date and/or (ii) Buyer’s breach of this Agreement is the cause of the failure of the Closing to occur by the End Date as required by this Agreement;

(d)                                 by the Company, if there has been a violation or breach by Buyer or Merger Sub of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Company to complete the Closing set forth in ARTICLE XI and (i) such violation or breach has not been waived by the Company; (ii) the Company has provided written notice to Buyer of such violation or breach; and (iii) Buyer has not cured such violation or breach within ten (10) Business Days after receiving written notice thereof from the Company; provided, however, the Company shall not be entitled to terminate this Agreement pursuant to this Section 15.1(d) if there has been a violation or breach of this Agreement by the Company that has prevented or would prevent satisfaction of any conditions to the obligations of Buyer set forth in ARTICLE X.

(e)                                  by the Company, if the transactions contemplated hereby have not been consummated by the End Date; provided; however, that if the Company terminates this Agreement pursuant to this Section 15.1(e), and in the case of this Section 15.1(e), all of the conditions to Buyer’s and Merger Sub’s obligations to consummate the Closing under ARTICLE X have been satisfied, other than the conditions set forth in Section 10.6 and other than any such conditions which by their nature are to be satisfied by the Closing Date, the parties agree that the Company shall have suffered a loss and value to the Company of an incalculable nature and amount, unrecoverable in law, and Buyer shall pay to the Company a one-time cash termination fee of $375,000 as liquidated damages hereunder, payable by wire transfer of immediately available funds no later than 1 Business Day after such termination (the “Reverse Break-up Fee”); provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 15.1(e) if the Company’s, the Shareholder’s or the Company Payees’ breach of this Agreement is the cause of the failure of the Closing to occur by the End Date as required by this Agreement; provided, further still, that in the event of a termination of this Agreement by the Company pursuant to Section 15.1(e), the Company shall only be entitled to receive the Reverse Break-up Fee, the Company shall not be entitled to receive any other fees hereunder (including the Closing Delay Fee) and the Reverse Break-up Fee shall be the Company’s, the Shareholder’s and the Company Payees’ sole and exclusive remedy with respect to such termination of this Agreement; and

(f)                                   by Buyer or the Company, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order or ruling permanently enjoining, restraining or prohibiting the transactions contemplated by this Agreement, which shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 15.1(f) shall not be available to any Party whose failure (including with respect to the Company’s right to terminate, the Shareholder’s failure) to fulfill any obligation under this Agreement has been the cause of, or resulted in, such injunction, judgment, order or ruling.

15.2                                       Effect of Termination; Exclusive Remedy.  If any Party validly terminates this Agreement pursuant to Section 15.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except (a) for this ARTICLE XV and ARTICLE XVI and pursuant to the Confidentiality Agreement, which each shall survive the termination of this Agreement as applicable and in accordance with their terms and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement. Each of the parties hereto expressly acknowledges and agrees that the Company’s right to receive payment of the Reverse Break-up Fee pursuant to Section 15.1(e) shall constitute the sole and exclusive remedy of the Company and its Affiliates (including the Shareholder and the Company Payees) and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against Buyer and Merger Sub and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, trustees, officers, employees, lenders, agents or Affiliates (collectively, the “Buyer Related Parties”) for all Losses in respect of this Agreement (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the transactions contemplated by this Agreement, and upon payment of the Reverse Break-up Fee to the Company pursuant to Section 15.1(e), none of the Buyer Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the transactions contemplated by this Agreement, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise. For the avoidance of doubt, and to the fullest extent permitted under applicable Law, in no event shall Buyer, Merger Sub or any of the Buyer Related Parties have any liability for Losses under or in respect of this Agreement or the transactions contemplated by this Agreement in excess of an aggregate amount equal to, or other than in respect of, the Reverse Break-up Fee, whether to the Company or to any of the Company Related Parties.

ARTICLE XVI
GENERAL PROVISIONS

16.1                        Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one (1) day after deposit with Federal Express or similar overnight courier service, upon transmission by e-mail or facsimile with a copy followed by overnight courier service or three (3) days after the date of mailing as indicated on the certified or registered mail receipt.  Notices, demands and communications to Buyer, Merger Sub, the Company and the Shareholder shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)                                 if to Buyer or Merger Sub to:

Organogenesis Inc.

150 Dan Road

Canton, MA 02021
Attention:  Chief Executive Officer
E-mail:  ggillheeney@organo.com

Facsimile: (781) 401-1257

with a copy to (which notice shall not constitute notice to Buyer):

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, MA  02210
Attention:  William R. Kolb, Esq.
E-mail: WKolb@foleyhoag.com

Facsimile: (617) 832-7000

(b)                                 if to the Company or the Representative (prior to Closing) to:

Nutech Medical, Inc.
2641 Rocky Ridge Lane

Birmingham, AL 35216
Attention: Chief Executive Officer
E-mail: hwalthall@nutechmedical.com

Facsimile: (877) 402-8598

(c)                                  if to the Shareholder or the Representative (after the Closing) to:

Kenneth L. Horton

22 Whitby Court

Alys Beach, FL 32461

E-mail: KenHorton@nutechspine.com

Facsimile: (877) 402-8598

in each case (whether to the Company or the Shareholder), with a copy to (which notice shall not constitute notice):

DLA Piper LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attention:  Michael J. Brown, Esq.

E-mail:  Michael.Brown@dlapiper.com

Facsimile: (858) 638-5078

16.2                        Entire Agreement.  This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement.  The Buyer Disclosure Schedule, Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full above.

16.3                        Expenses.  Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

16.4                        Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Buyer, Merger Sub, the Company and the Shareholder.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.

16.5        Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.  Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties hereto without the prior written consent of the other Parties; provided, that Buyer and Merger Sub may, without the consent of any other party, may assign their rights hereunder for collateral security purposes to any financing sources or representatives thereof providing financing or loans to Buyer.

16.6        Counterparts.  This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

16.7        Interpretation; Schedules.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules.  Any information set forth in one section of the Buyer Disclosure Schedule or the Disclosure Schedule will be deemed to apply to other sections of the Buyer Disclosure Schedule or Disclosure Schedule, respectively, only to the extent such disclosure is made in a way so as to make its relevance to such other section reasonably apparent from the face of such disclosure.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

16.8        Governing Law; Interpretation.  This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of Delaware applicable to contracts executed and to be wholly performed within Delaware.

16.9        Forum Selection and Consent to Jurisdiction.

(a)           Any Proceeding against Buyer, Merger Sub, the Company, the Shareholder or the Surviving Company or arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Designated Courts”), and the Parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding.

(b)           In addition, each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Proceedings brought in the Designated Courts has been brought in an inconvenient forum.

16.10      Specific Performance.  Subject to the remainder of this Section 16.10, each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer, Merger Sub, the Company and the Shareholder would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, except as otherwise set forth in this Section 16.10 (including the limitations set forth herein), in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to seek injunctive relief without the posting of any bond or other security to prevent breaches of this Agreement and to seek to specifically enforce the terms and provisions hereof, and each Party further waives any defense that a remedy at law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder.  Notwithstanding the forgoing or anything to the contrary herein, if this Agreement is terminated by the Company pursuant to Section 15.1(e), the sole and exclusive remedy of the Company Related Parties hereunder shall be the payment of the Reverse Break-up Fee.

16.11      Time.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

16.12      Publicity.  The Company and the Shareholder shall not, and shall cause its, his and their respective Affiliates, officers, directors, employees, advisors and other representatives not to, make any public disclosure concerning the Merger or any of the other transactions contemplated hereby, except as the Company determines in good faith is required by any applicable Law, without the prior written consent of Buyer.

16.13      Designation of the Representative.

(a)           Designation.  Kenneth L. Horton (the “Representative”) is hereby designated to serve as the representative of the Shareholder and the Company Payees (together, the “Payees”) with respect to the matters expressly set forth in this Agreement to be performed by the Representative.

(b)           Authority.  The Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each of the Payees for all purposes of this Agreement, and any other agreement entered into in connection herewith, including the full power and authority on such Person’s behalf (i) to consummate the transactions contemplated herein and therein, (ii) to pay expenses incurred by such Person or the Representative in connection with the marketing of the Company, the evaluation of the transactions contemplated by this Agreement and the negotiation and performance of this Agreement and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to disburse any funds received hereunder to each other Payee, (iv) to endorse and deliver any agreements or instruments of assignment as Buyer shall reasonably request or which the Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding the Payees as if such Payee had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Closing Cash Payment, (vi) to receive notices and other deliverables hereunder on behalf of such Person, (vii) to execute and deliver on behalf of such Person any amendment or waiver hereto or to any other agreement contemplated hereunder, (viii) to take all other actions to be taken by or on behalf of such Person in connection herewith, (ix) to make, dispute, compromise, settle and pay any claims made in connection with this Agreement, the transactions contemplated hereunder, (x) to retain legal and other professional advisors on behalf of, and at the expense of the Payees in connection with its actions hereunder, (xi) to dispense funds to the Payees pursuant to the terms of this Agreement and to retain from such funds an amount sufficient to satisfy the reasonable out-of-pocket expenses or other amounts incurred or payable by the Representative in fulfilling its obligations hereunder, (xii) to make any calculations required under this Agreement (including calculations with respect to the distribution of the Merger Consideration or each Payee’s share of any indemnification obligation), and (xiii) to do each and every act and exercise any and all rights which such Person or the Payees are permitted or required to do or exercise under this Agreement.  Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Person.  If, after the execution of this Agreement, any Payee dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof.  All decisions and actions by the Representative shall be binding upon all of the Payees, and no Payee shall have the right to object, dissent, protest or otherwise contest the same.

(c)           Authority; Indemnification.  Buyer shall be entitled to conclusively rely, without inquiry, on any action taken by the Representative, on behalf of the Payees, pursuant to Section 16.13(b) (each, an “Authorized Action”), and each Authorized Action shall be binding on each Payee as fully as if such Person had taken such Authorized Action.  Buyer (i) is hereby relieved from any liability to any Person for acts done by Buyer in accordance with any such Authorized Action and (ii) agrees that the Representative, as the Representative, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith.  Each Payee severally, for itself only and not jointly, will indemnify and hold harmless the Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.

(d)           Duties of the Representative.  The Representative hereby accepts his or its obligations under this Agreement.  The Representative shall have only the duties expressly stated in this Agreement, and shall have no other duty, express or implied.  The Representative is not, by virtue of serving as Representative, a fiduciary of the Payees or any other Person.  The Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Company.

(e)           Exculpation.  The Representative shall not be liable to any Payee for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by Law for fraud or bad faith.  The Representative shall not be liable to the Payees for any apportionment or distribution of payments made by the Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other Payees any payment in excess of the amount to which they are determined to have been entitled.  The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Neither the Representative nor any agent employed by it shall incur any liability to any Payee by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(f)            Expenses of the Representative.  The Representative, however, shall be entitled to reimbursement from the Payees (on a pro rata basis) for its reasonable out-of-pocket expenses incurred in connection with its services as the Representative under this Agreement.  The Representative will have no obligation to expend any personal funds in the performance of the Representative’s duties under this Agreement.

(g)           Replacement of the Representative.  If the Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Payee or Payees entitled to receive a majority of the Merger Consideration on the date hereof will appoint a new Person to serve as the Representative and will provide prompt written notice thereof to Buyer.  Until such notice is received, Buyer will be entitled to rely on the actions and statements of the previous Representative.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the day and year first above written.

ORGANOGENESIS INC.		NUTECH MEDICAL, INC.

By:	/s/ Timothy M. Cunningham	By:	/s/ Howard P. Walthall, Jr.
Name: Timothy M. Cunningham		Name: Howard P. Walthall, Jr.
Title: Chief Financial Officer		Title: President and Chief Executive Officer

PRIME MERGER SUB, LLC		SHAREHOLDER

By:	/s/ Timothy M. Cunningham	/s/ Kenneth L. Horton
Name: Timothy M. Cunningham		Kenneth L. Horton
Title: Treasurer

COMPANY PAYEES

/s/ Howard P. Walthall, Jr.
Howard P. Walthall, Jr.

/s/ Gregory J. Yager
Gregory J. Yager

REPRESENTATIVE

/s/ Kenneth L. Horton
Kenneth L. Horton

EXHIBIT A

CERTIFICATE OF MERGER

See attached.

EXHIBIT B

ARTICLES OF MERGER

See attached.

EXHIBIT C

SHAREHOLDER CONSENT

See attached.

EXHIBIT D

EMPLOYMENT AGREEMENT (H. WALTHALL)

See attached.

EXHIBIT E

TRANSITION SERVICES AGREEMENT

See attached.

EXHIBIT F

NUTECH CO-EXISTENCE AND LICENSE AGREEMENT

See attached.

EXHIBIT G

ASSET TRANSFER AGREEMENT

See attached.

EXHIBIT H

FORM OF SUBORDINATION AGREEMENT

See attached.

EXHIBIT I

STOCK TRANSFER POWER

See attached.

List of Omitted Disclosure Schedules and Exhibits

Section 5.1 — Corporate Status

Section 5.4 — Capitalization; Stock Ownership

Section 5.6 — No Violation; Consents and Approvals

Section 5.7 — Financial Statements

Section 5.8 — Absence of Certain Developments

Section 5.9 — Litigation

Section 5.11 — Sufficiency of Title to Assets

Section 5.12 — Compliance with Laws; Permits

Section 5.13 — Employees; Labor and Employment Matters

Section 5.14 — Employee Benefit Plans

Section 5.16 — Insurance

Section 5.18 — Affiliated Transactions

Section 5.19(a) — Material Contracts

Section 5.20 — Intellectual Property

Section 5.21 — Customers

Section 5.22 — No Brokers

Section 5.23 — Vendors

Section 5.25 — Bank Accounts

Section 5.27 — Other Regulatory Matters

Buyer Disclosure Schedules

Section 4.4 — Capitalization

Section 4.5 — Subsidiaries

Section 4.7 — Financial Statements

Section 4.8 — Absence of Certain Developments

Section 4.9 — Litigation

Exhibits

Exhibit A — Certificate of Merger

Exhibit B — Articles of Merger

Exhibit C — NuTech Shareholder Consent

Exhibit D — Howard Walthall Employment Agreement

Exhibit E — Transition Services Agreement

Exhibit F — Co-Existence and License Agreement

Exhibit G — Asset Transfer Agreement

Exhibit H — Subordination Agreement

Exhibit I — Stock Transfer Power

Appendix I — Merger Consideration Payment Schedule

The above disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a supplemental copy of any omitted exhibit or disclosure schedule to the Securities and Exchange Commission upon request.